EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and among
JEN I, L.P.
and
MUNICIPAL MORTGAGE & EQUITY, LLC
and
MMA EQUITY CORPORATION
and
MMA FINANCIAL TC CORP.
and
MUNIMAE TEI HOLDINGS LLC
Dated as of June 26, 2009

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of June 26, 2009, by and among JEN I, L.P., a Delaware limited partnership (“Purchaser”), Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“Parent”), MMA Equity Corporation, a Florida Corporation and an indirect wholly owned Subsidiary of Parent (“MMAEC”), MMA Financial TC Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (together with MMAEC, the “Sellers” and, each, a “Seller” and Parent and the Sellers, collectively, the “Seller Parties”), and MuniMae TEI Holdings LLC, a Maryland limited liability company and a wholly owned Subsidiary of Parent (“Guarantor”).

RECITALS:

WHEREAS, the Sellers are or will be the direct or indirect owners of all of the outstanding common stock or other equity or ownership interests in the Subject Entities, except for equity interests equal to 10% of the outstanding equity interests in MMA Financial BFG Investments, LLC that are held by certain former employees of the Business (as described herein) (such common stock or other equity interests, excluding such equity interests held by such former employees, the “Entity Interests”);

WHEREAS, Sellers are or will be the direct or indirect owners of the equity or other ownership interests in the LIHTC Funds as set forth on Exhibit B to Section 3.4(b) of the Seller Disclosure Schedule (the “Fund Interests”);

WHEREAS, the Sellers, through certain of their direct and indirect Subsidiaries, operate a housing and community investment business (the “Business”) that (i) aggregates, syndicates and manages portfolios of low income housing tax credit and assisted multi family properties and (ii) manages such properties and other assets related to the operation of such properties and the investment vehicles through which such properties and other assets are owned and/or operated;

WHEREAS, Parent, through its representatives and agents, including Lazard Freres & Co. LLC (“Lazard”), as its financial advisor, engaged in a multi stage competitive auction sale process through which potential acquirors of the Business were contacted and solicited to submit proposals to acquire the Business;

WHEREAS, in connection with such sale process, bids to acquire the Business were submitted by potential acquirors, including Purchaser;

WHEREAS, after extensive negotiations and discussions between representatives of Parent and such potential acquirors and careful consideration by Parent’s Board of Directors (the “Parent Board”), the Parent Board determined that Purchaser’s proposal was the most attractive of the submitted proposals and instructed representatives of Parent to pursue a sale of the Business substantially on the terms outlined in such proposal;

WHEREAS, the Seller Parties and Purchaser have engaged in extensive arms length negotiations and discussions with respect to the final terms and conditions upon which Purchaser would acquire the Business, which terms and conditions are set forth in this Agreement;

WHEREAS, the Seller Parties desire to sell or cause the sale of, and Purchaser wishes to purchase, the Business through the acquisition of the Entity Interests and the Fund Interests upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with such purchase and sale, the parties hereto desire to make certain representations, warranties, covenants and agreements as set forth in this Agreement; and

WHEREAS, the respective Boards of Directors of the Seller Parties have determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders and equity holders and, accordingly, such Boards of Directors have approved this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of foregoing premises, the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Acquired Remainder Fund” means a Remainder Fund that is directly or indirectly owned (in whole or in part) through Second Closing Interests.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; provided that, for the purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, further, that the LIHTC Funds and any other Person, the majority of the outstanding equity interests of which are not directly or indirectly owned by the Seller Parties shall not be considered “Affiliates” for purposes of Section 7.2 of this Agreement.

“Agreement” means this Purchase and Sale Agreement, together with the Exhibits and Schedules attached hereto and the Seller Disclosure Schedule.

“Bankruptcy Event” means the occurrence of any of the following: (i) the commencement of an involuntary proceeding or the filing of an involuntary petition (A) seeking liquidation, reorganization or other relief in respect of any Seller Party or any of its Affiliates that are involved in the Business (including any Subject Entity or any Subsidiaries of a Subject Entity), or of a substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, or (B) effecting the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Seller Party or any of its Affiliates that are involved in the Business (including any Subject Entity or any Subsidiaries of a Subject Entity), or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall have been entered; or (ii) if any Seller Party or any of its Affiliates that are involved in the Business (including any Subject Entity or any Subsidiaries of a Subject Entity) (A) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in the immediately preceding clause (i), (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors or (F) takes any action for the purpose of effecting any of the foregoing described in the immediately preceding clause (i) or this clause (ii).

“Bridge Loan Interest Expense” means the interest costs of the LIHTC Funds known as MMA Financial Institutional Tax Credits XXX, LP (“ITC30”), MMA Financial Institutional Tax Credits XXXI, LP (“ITC31”) and MMA Financial Institutional Tax Credits XXXII, LP (“ITC32”) which are in excess of the interest costs allowable under the applicable documents relating to loans or borrowings by such LIHTC Funds previously accrued and in anticipation of, and which are secured by, limited partner, member or other investor commitments to contribute capital, or to otherwise invest in, such LIHTC Funds.

“Bridging Issue” means the lack of available bridge loan financing for each of the equity contribution obligations of Symetra Life Insurance Company in the LIHTC Fund known as ITC32 (the “Bridge Fund”).

“Bridge Resolution” shall mean, with respect to a Bridging Issue, the completion by the Seller Parties or their Affiliates of one of the following alternatives (it being understood that any, all or any combination of the following alternatives may be used in respect of the Bridge Fund in the sole discretion of the Sellers or their Affiliates), all upon terms and conditions reasonably acceptable to Purchaser: (i) securing a bridge facility on commercially reasonable terms with respect to the capital or other investment commitments to the Bridge Fund in respect of which there is no bridge financing in place; or (ii) modifying the documentation for any Person in which the Bridge Fund has invested, to the extent the modification of such documentation is reasonably required, in order that the equity contributions of the Bridge Fund to such Person are delayed in a manner which will permit the Bridge Fund to generate a set of cash flow projections that reasonably demonstrate (after taking into account the amount and timing of all future equity contribution obligations of the Bridge Fund’s investors, then existing bridge financing facilities, equity contribution obligations of the Bridge Fund, and the funding of Bridge Loan Interest Expense reimbursement by Purchaser at the Second Closing and thereafter) that there will be sufficient cash available to the Bridge Fund to satisfy its equity contribution obligations to all Persons in which it has made an investment, to fund its reserves consistent with its Organizational Documents and to pay all other third party expenses of the Bridge Fund on a timely basis; or (iii) all of the equity contribution obligations to all Persons in which the Bridge Fund has made a direct or indirect investment shall have been satisfied and at such time the Bridge Fund shall have funded its reserves in accordance with its Organizational Documents.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or required to be closed for the conduct of regular banking business.

“Business Employees” means those individuals listed on Schedule II.

“Business Material Adverse Effect” means any of: (i) any change, fact, circumstance or event that is, has, has had or would reasonably be likely to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Subject Entities, their respective Subsidiaries and the LIHTC Funds, taken as a whole, or the Business, taken as a whole, other than any such effects due to or resulting from (except, in the case of the immediately following clause (A), (B), (E) or (F), to the extent that any such effect has a materially disproportionate effect on the Subject Entities, their respective Subsidiaries and the LIHTC Funds, taken as a whole, or the Business, taken as a whole, as compared to other comparable businesses in the industries in which the Subject Entities, their respective Subsidiaries, and the LIHTC Funds operate or the Business operates) (A) changes in general economic, political or financial or securities market conditions in the United States, (B) any change generally affecting the industries in which the Subject Entities, the LIHTC Funds, or the Business operate, (C) the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement in accordance with its terms, or in each case the announcement thereof, (D) any act or omission by the Seller Parties or any of their Subsidiaries taken with, and in accordance with, the written consent, direction or request of Purchaser, (E) changes in Laws applicable to the Subject Entities, the LIHTC Funds, or the Business or changes to GAAP, in each case occurring after the date of this Agreement, (F) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism, or (G) any failure of the Business to meet projections, forecasts, or revenue earning predictions for any period that are prepared by Parent or its Subsidiaries for their internal use or are published thereby; (ii) the occurrence of a Bankruptcy Event; or (iii) a material adverse effect on the enforceability of any Seller Party’s or any of its Affiliate’s obligations under this Agreement or the other Transaction Documents or any Seller Party’s or any of its respective Affiliate’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated by this Agreement or the other Transaction Documents without material delay.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means a Plan that any of the Seller Parties or any of their respective Affiliates or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have liability under, or is otherwise a party to, or that otherwise provides benefits for current or former Business Employees, or current or former independent contractors who are or were primarily engaged in the Business, or in either case their dependents and beneficiaries.

“Deferred Compensation Agreements” means the deferred compensation agreements of the Transferred Employees set forth on Schedule III.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges or other encumbrances, including any conditional sale agreement, preemptive rights, right of first refusal or right of first offer.

“Environmental Law” means any and all federal, state, local, foreign and international law relating to the protection of human health and safety, the environment or natural resources or the handling, use, storage, transport, disposal or Release of any Hazardous Substances, in each case as in effect from time to time prior to the First Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person required at any particular time to be aggregated with any Seller Party under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means the “Escrow Agent” under the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement, substantially in the form attached as Exhibit C hereto, with such other and additional terms thereof as shall have been reasonably agreed to by Parent and Purchaser.

“Expenses” means any and all costs and expenses accrued by, or on behalf of, any Subject Entity or its respective Subsidiaries, or any LIHTC Fund with respect to the operation of the Business; provided, that the costs and expenses set forth on Schedule 1.1(a) which would otherwise be considered as Expenses of any Subject Entity or its respective Subsidiaries, or any LIHTC Fund shall not be considered “Expenses” for purposes of this definition.

“First Closing” means the closing of the sale and purchase of the First Closing Interests as contemplated by this Agreement.

“First Closing Collection Period” means the period from and including January 1, 2009 through and including the First Closing Date.

“First Closing Date” means (i) July 17, 2009, provided that, in the event that the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied or waived after July 17, 2009, the First Closing shall take place on the second Business Days after the date on which such conditions are satisfied or waived, or (ii) as mutually agreed to by Parent and Purchaser, such other date on which the First Closing occurs.

“First Closing Fund” means a Person that is directly or indirectly owned (in whole or in part) through First Closing Interests.

“First Closing Interests” means: (i) the Entity Interests with respect to which any and all third party and Governmental Authority consents and approvals required to directly or indirectly transfer such interests to Purchaser (or its designee) at the First Closing as contemplated by this Agreement shall have been obtained on or prior to the third Business Day prior to the First Closing Date; (ii) the Newco Interests of each Newco to which any Fund Interests shall have been directly or indirectly transferred prior to the First Closing; (iii) the Non-Consent Fund Interests; and (iv) the Required Consent Fund Interests with respect to which any and all third party and Governmental Authority consents and approvals required to directly or indirectly transfer such interests to Purchaser (or its designee) at the First Closing as contemplated by this Agreement shall have been obtained on or prior to the third Business Day prior to the First Closing Date.

“First Closing Ticking Fee Amount” means $53,002.

“Fund Cash Balances” means cash reserves set aside by each LIHTC Fund for the purpose of funding, among other things, its operations, commitments, obligations and debts, including the payment of asset management fees, loan repayments and property maintenance costs and expenses.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time, consistently applied, except that (i) the Seller Parties and their respective Subsidiaries involved in the Business do not apply the consolidation accounting requirements of FIN 46 (R), “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51” and EITF 04 5, “Determining Whether a General Partner, or the General Partners as a Group, controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights”, (ii) the Seller Parties and their respective Subsidiaries involved in the Business prepare their financial statements on a pre tax basis of accounting; therefore there is no provision for income tax expense reflected in their financial statements, (iii) the Seller Parties have general corporate overhead that would normally be allocated to their wholly owned Subsidiaries; however these allocations were not made to their financial statements as the Seller Parties have not finalized their allocation methodologies, (iv) the Seller Parties have not prepared the necessary additional financial statements (i.e. income statement, cash flow statement, statement of changes in stockholders’ equity) and footnotes that would be a requirement of GAAP and (v) the Seller Parties have not presented any measures representing the likelihood of collection of any receivables.

“Governmental Authority” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local, foreign, or supranational, or any agency, instrumentality or authority thereof (including HUD), or any court or arbitrator (public or private).

“GP Takeback Management Agreement” means a Management Agreement, containing such terms as shall have been reasonably agreed to by Parent and Purchaser, pursuant to which, among other things, Purchaser (or its designee) will manage each Holdover GP Takeback and be entitled to all economic benefits or costs relating thereto unless and until the Seller Parties exercise a GP Takeback Put Option with respect to such Holdover GP Takeback.

“Hazardous Substance” means any substances defined as “hazardous” or “toxic” or any other term of similar import under any Environmental Laws.

“HUD” means the U.S. Department of Housing and Urban Development.

“Indebtedness” means, with respect to any Subject Entity, LIHTC Fund or any of its respective Subsidiaries, without duplication: (i) all outstanding indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured; (ii) all outstanding obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all outstanding indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all outstanding indebtedness of such Person secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance; (v) all outstanding obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (vi) any outstanding liability or other obligation of such Person in respect of letters of credit; (vii) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above; (viii) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; and (ix) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (i) through (viii) above.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Information Technology Transition Costs” means all costs and expenses, including but not limited to all consulting costs, licensing fees, royalties or lease buy out fees incurred by the Seller Parties or Purchaser or any of their respective Affiliates arising from the implementation, licensing, migration, set up, assignment or transfer of the data, information technology hardware, Intellectual Property and Software licenses, and subscriptions used in connection with the Business, in connection with the transfer of the Business to Purchaser under this Agreement, other than the costs incurred by Parent or any of its Affiliates in relation to the provision of information technology and data migration consulting services to be provided by Parent (or its Affiliates) to Purchaser (or its Affiliates) pursuant to the Transitional Services Agreement.

“Intellectual Property” means any or all of the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information and all ideas, research and development, know how, formulas, compositions, technical data, proprietary tools, designs, drawings, specifications, technology, systems, databases, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (v) all computer software, including object code, source code, data and related documentation (collectively, “Software”); (vi) all domain name registrations and internet web sites and content and Software included therein; (vii) all other proprietary rights; (viii) all rights to recover for past infringements of any of the foregoing; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Measurement Date” means the date that Parent and Purchaser reasonably calculate as being 17 days prior to the First Closing Date.

“Interim Paid Management Fees” means any and all Management Fee Amounts paid to or for the benefit of, or otherwise received by, any Seller Party or any of its Affiliates (including any Subject Entity, LIHTC Fund or any of their respective Subsidiaries) from the commencement of the First Closing Collection Period through and including the Interim Measurement Date.

“IRS” means the United States Internal Revenue Service.

“knowledge” means: (i) with respect to any Seller Party, the actual knowledge, after due and diligent inquiry, of any of Michael L. Falcone, Stephen A. Goldberg, Dara Hewat, Timothy Tarrant, Gregory B. Judge, James S. Dailey Jr., David E. Robbins, Marie Reynolds, Anthony Bertoldi, Armando Perez, Michael H. Gladstone; and (ii) with respect to Purchaser, the actual knowledge, after due and diligent inquiry, of any of Allen J. Anderson, Kenneth J. Cutillo and Daniel Rubin.

“Landlord” means SP 101 Arch, LLC as the landlord under the Real Property Lease.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any Governmental Authority.

“Lease Estoppel” means a form of estoppel certificate relating to the Real Property Lease, in form and substance reasonably satisfactory to Purchaser.

“Lease Resolution Documents” means any and all documents, agreements or instruments that are reasonably necessary to consummate the Lease Resolution, including, without limitation, the Lease Estoppel and any applicable consents of the Landlord and (a) if the Sublease Resolution shall occur in accordance with and pursuant to the terms of Section 5.6(b) of this Agreement, the Sublease and the Non-Disturbance Agreement, or (b) if the Direct Lease Resolution shall occur in accordance with and pursuant to the terms of Section 5.6(a) of this Agreement, the Partial Assignment or the New Lease.

“Leased Real Property” means the premises that are leased under the Real Property Lease.

“LIHTC Funds” means the entities set forth in Schedule I.

“Losses” means any and all losses, fines, fees, penalties, deficiencies, liabilities, claims, demands, judgments, settlements and costs and expenses (including reasonable attorneys’ fees and disbursements); provided, however, that, except as otherwise provided in the immediately following proviso, in no event shall any Losses include special, speculative, punitive, indirect or consequential damages or lost profits; provided, further, however, that, notwithstanding anything to the contrary contained in this Agreement, (a) any diminution in value, and any other adverse effect, suffered, incurred or experienced by or with respect to (i) any equity or other ownership interests in any LIHTC Fund or any other Person, the majority of the outstanding equity interests of which are not directly or indirectly acquired by Purchaser (or its designee) pursuant to this Agreement, that are directly or indirectly acquired by Purchaser (or its designee) pursuant to this Agreement, or (ii) any Second Closing Interests (for the avoidance of doubt, whether suffered, incurred or experienced before, at or after the Second Closing) shall be deemed Losses for all purposes under this Agreement, and (b) any adverse effect on the ability of any LIHTC Fund, or of any other Person, the majority of the outstanding equity interests of which are not directly or indirectly owned by the Seller Parties or otherwise directly or indirectly acquired by Purchaser pursuant to this Agreement, to pay any Management Fee Amounts or any other amounts payable to any general partner (or Person in a similar capacity), manager or operator (or Person in a similar capacity) of such LIHTC Fund or of any such other Person when due (for the avoidance of doubt, whether before, at or after the First Closing).

“LP Sale Proceeds” means the distributions in the aggregate amount of $2,000,000 directly or indirectly received by Parent in connection with the sale of Desert Palms (Coachella Investors) in Coachella, California and Mountain View Apartments (Beaumont Investors) in Beaumont, California by BF California, L.P., a Subsidiary of the Seller Parties.

“Management Agreement” means a Management Agreement, containing such terms as shall have been reasonably agreed to by Parent and Purchaser, pursuant to which an Affiliate of Purchaser that is reasonably acceptable to Parent will manage the Remainder Funds, the Subject Entities (other than the Newcos), certain Merrill Lynch guaranteed funds, certain Project Partnerships, and certain bond financed assets, in each case as described in such Management Agreement.

“Management Fee Amounts” means any and all asset management fees, fund salary reimbursement and third party asset management fees or other distributions or payments payable by any LIHTC Fund, other than the LP Sale Proceeds, to the general partner, managing member (or Person in a similar position), as applicable, of such LIHTC Fund.

“Newco Interests” means all of the outstanding equity or other ownership interests in the Newcos.

“Newcos” means, collectively, WCM Newco, LLC, BFG Newco, LLC, MEC Newco, LLC, MAH Newco, LLC and BFRP Newco, LLC, each of which is a Delaware limited liability company.

“Non-Consent Fund Interests” means the Fund Interests set forth on Schedule VI.

“Organizational Documents” means, with respect to any Person, the certificate of formation, certificate of incorporation, certificate of limited partnership, bylaws, limited liability company or operating agreement, limited partnership agreement or other governing or constituent documents of such Person.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization issued or granted by, under the authority of or pursuant to any Governmental Authority or Law.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges not yet due and payable, or which are being contested in good faith and described on Schedule 1.1(b), (ii) mechanics’, carriers’, warehousemen’s, workers’ and other similar Encumbrances arising or incurred in the ordinary course of business or that are being contested in good faith, (iii) Encumbrances on assets incurred to finance the acquisition of such assets or the construction of improvements thereon, (iv) easements, rights of way, building, zoning and other similar encumbrances or title defects, (v) restrictions on transfers of the First Closing Interests after the First Closing and restrictions on transfers of the Second Closing Interests after the Second Closing, in each case, as set forth in the Organizational Documents of the Subject Entities, the LIHTC Funds and their respective Subsidiaries or as otherwise imposed by the applicable requirements of HUD or state housing agencies, (vi) restrictions on transfers of the Assets after the First Closing pursuant to the contracts and agreements governing the rights in or to such Assets, and (vii) Encumbrances on assets that are not material to the Business which are incurred in the ordinary course of business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, trust, joint venture, other business entity or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Tax Period” means: (i) with respect to the Subject Entities, the First Closing Funds and their respective Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the First Closing, any taxable period ending on or before the First Closing Date and, with respect to any taxable period that includes (but does not end on) the First Closing Date, the portion ending on and including the First Closing Date; and (ii) with respect to the Subject Entities, the Acquired Remainder Funds and their respective Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, any taxable period ending on or before the Second Closing Date and, with respect to any taxable period that includes (but does not end on) the Second Closing Date, the portion ending on and including the Second Closing Date.

“Project Partnerships” means any Person in which any LIHTC Fund has a direct or indirect investment and which directly or indirectly owns any interest in any low income housing tax credit project.

“Purchaser Leased Space” means the entire 13th and 14th floors of the Leased Real Property as more particularly described in the Real Property Lease.

“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of Purchaser’s obligations under this Agreement or the other Transaction Documents or Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated by this Agreement or the other Transaction Documents without material delay.

“Real Property Lease” means the lease agreement, dated as of June 1, 2005 and entered into between Parent (as tenant) and Landlord.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape in violation of any Environmental Law.

“Remainder Agreements” means the Material Contracts requiring consent as set forth on Schedule VI with respect to which all third party consents and approvals required to transfer such Material Contracts to Purchaser (or its designee) as contemplated by this Agreement shall not have been obtained on or prior to the Third Business Day prior to the First Closing Date.

“Remainder Funds” means: (i) the Required Consent Fund Interests set forth on Schedule V with respect to which all third party and Governmental Authority consents and approvals required to transfer such interests to Purchaser (or its designee) as contemplated by this Agreement shall not have been obtained on or prior to the third Business Day prior to the First Closing Date; and (ii) the LIHTC Funds known as Fund 2040 — MMAFGAFH1 — MMA Affordable Housing Fund 1 and 2041 — MMAFGAFH2 — MMA Financial Guaranteed Affordable Housing Fund 2.

“Remainder Funds Restructuring” means the actions to be taken and the transactions to be effected by the Seller Parties and their respective Affiliates to cause the Remainder Funds to not be transferred to Purchaser (or its designee) at the First Closing, which actions and transactions shall be taken and effected on terms and conditions reasonably satisfactory to Purchaser.

“Remainder Fund Valuation Amount” means, with respect to each LIHTC Fund and Subject Entity set forth on Schedule V, the amount set forth opposite the name of such LIHTC Fund or Subject Entity on Schedule V in the column titled “Fund Valuation Amount.”

“Remainder Fund Withholding Amount” means an amount equal to the sum of the Remainder Fund Valuation Amounts with respect to all of the Remainder Funds

“Required Consent Fund Interests” means the Fund Interests set forth on Schedule V.

“Restructuring” means the actions to be taken and the transactions to be effected by the Seller Parties and their respective Affiliates set forth on Exhibit B (subject to modifications thereto, as necessary, to exclude or include Entity Interests and Required Consent Fund Interests dependant upon whether all third party and Governmental Authority consents and approvals required to directly or indirectly transfer such interests to Purchaser (or its designee) as contemplated by this Agreement shall have been obtained), which actions and transactions shall be taken and effected on terms and conditions reasonably satisfactory to Purchaser.

“Second Closing” means the closing of the sale and purchase of the Second Closing Interests as contemplated by this Agreement.

“Second Closing Date” means August 31, 2009 or, as mutually agreed to by Parent and Purchaser, such other date on which the Second Closing occurs.

“Second Closing Interests” means: (i) the Entity Interests that are not First Closing Interests and with respect to which any and all third party and Governmental Authority consents and approvals required to directly or indirectly transfer such interests to Purchaser (or its designee) at the Second Closing as contemplated by this Agreement shall have been obtained on or prior to the third Business Day prior to the Second Closing Date; (ii) the Remainder Funds, in each case, with respect to which all third party and Governmental Authority consents and approvals required to directly or indirectly transfer such interests to Purchaser (or its designee) as contemplated by this Agreement shall have been obtained on or prior to the third Business Day prior to the Second Closing Date; and (iii) any Holdover GP Takeback with respect to which all third party and Governmental Authority consents and approvals required to directly or indirectly transfer such Holdover GP Takeback to Purchaser (or its designee) as contemplated by this Agreement shall have been obtained on or prior to the third Business Day prior to the Second Closing Date.

“Second Closing Restructuring” means the actions to be taken and the transactions to be effected by the Seller Parties and their respective Affiliates to cause the Remainder Funds with respect to which Second Closing Interests will not be directly or indirectly acquired by Purchaser (or its designee) at the Second Closing to not be transferred to Purchaser (or its designee) at the Second Closing, which actions and transactions shall be taken and effected on terms and conditions reasonably satisfactory to Purchaser.

“SLP” means MMA Special Limited Partner, Inc. or SLP, Inc. (as applicable).

“Subject Entities” means the companies set forth on Schedule IV and the Newcos.

“Subsidiary” means, with respect to any specified Person, any other Person: (i) of which such specified Person owns, directly or indirectly, more than 50% of the equity or other ownership interests in such other Person; (ii) of which such specified Person or any other Subsidiary of such specified Person is a general partner; or (iii) of which securities, or equity or other ownership interests, having ordinary voting power to elect a majority of the board of directors (or other governing body) thereof or other Persons performing similar functions with respect to such other Person are owned, directly or indirectly, by such specified Person and/or one or more of such specified Person’s Subsidiaries; provided, that entities which would otherwise be considered as Subsidiaries of the LIHTC Funds (including the Project Partnerships) shall not be considered “Subsidiaries” for purposes of this Agreement, other than for purposes of Section 3.11(d) (under which Section such entities shall be considered “Subsidiaries” of the LIHTC Funds); provided, further, that, subject to the provisions of the definition of “Losses” (above), the LIHTC Funds and any other Person, the majority of the outstanding equity interests of which are not directly or indirectly owned by the Seller Parties shall not be considered “Subsidiaries” for purposes of Section 7.2 of this Agreement.

“Tax” and “Taxes” means: (i) any and all taxes, levies, fees, duties and charges of any kind, whether or not imposed including U.S. federal, state, county, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added and alternative minimum taxes, as well as any interest, penalty, or addition to such taxes, imposed by a Governmental Authority in connection therewith or with respect thereto, whether or not disputed; (ii) liability for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in the immediately preceding clause (i) or (ii).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be filed with a Governmental Authority (a “Tax Authority”), including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Transitional Services Agreement, the Management Agreement, the Lease Resolution Documents, the Escrow Agreement, each Letter of Credit, each Substitute Letter of Credit, the GP Takeback Management Agreement and any other document, agreement or instrument executed and/or delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

“Transitional Services Agreement” means a Transitional Services Agreement, substantially in the form attached as Exhibit A hereto, with such other and additional terms thereof as shall have been reasonably agreed to by Parent and Purchaser.

Section 1.2. Other Defined Terms.

(a) Other terms defined are in the other parts of this Agreement indicated below:

“10% Holders”
“Accrued Expenses”
“Acquisition Proposal”
“Adjustment Amounts”
“Advance Loans”
“Ambac Funds”
“Ambac Letter of Credit”
“Assignee”
“Assets”
“Assumed Liabilities”
“BLIE Amount”
“BLIE Objection Notice”
“BLIE Objection Period”
“BLIE Statement”
“Bridge Fund”
“Business”
“Business Intellectual Property”
“COBRA”
“Collateral Amount”
“Collateral Amount Escrow”
“Confidential Information”
“Credit Support Arrangements”
“De Minimis Claim”
“Deductible”
“Direct Lease Resolution”
“Entity Interests”
“Environmental Liabilities”
“Escrow Agent”
“Escrow Agreement”
“Escrow Substitution”
“Excluded Assets”
“Excluded Liabilities”
“February Cumulative Interest Amount”
“Fiduciary Duty Action”
“Fiduciary Duty Action Dispute Notice”
“Fiduciary Duty Action Notice”
“Financial Statement”
“Firm”
“First Closing Purchase Price”
“Fundamental Representations”
“Fund Cash Balance Certificate”
“Fund Interests”
“Future Interest Amount”
“GP Takebacks”
“GP Takeback Consent”
“GP Takeback Put Option”
“Guarantor”
“Holdover GP Takebacks”
“Indemnity Amount”
“Interest Rate”
“Interim Accrued Expenses”
3.3(a)
2.3(c)
5.12
2.3(c)
3.5(c)
5.9(c)
5.9(c)
5.6(a)
2.1(a)(i)
2.1(a)(ii)
2.3(j)
2.3(j)
2.3(j)
2.3(j)
Definition of Bridging Issue
RECITALS
3.12(a)
5.7(i)
2.4(a)(i)
2.4(a)(i)
5.13
5.9(b)
7.4
7.4
5.6(a)
RECITALS
3.14
2.3(b)
2.4(a)(i)
2.4(c)
2.1(a)(iii)
2.1(a)(iv)
2.3(a)
5.1(q)
5.1(q)
5.1(q)
3.5(a)
2.3(e)
2.2(a)
7.1(a)
5.14
RECITALS
2.3(a)
2.5
2.5
2.5(c)
Preamble
2.5(a)
7.4
2.3(l)
2.3(a)
“ITC30”Definition of Bridge Loan Interest Expense
“ITC31”Definition of Bridge Loan Interest Expense
“ITC32”Definition of Bridge Loan Interest Expense
“ITC35”Definition of Bridge Loan Interest Expense
“Lazard”
“LC Substitution”
“Lease Resolution”
“Letter of Credit”
“Licensed Software”
“Material Contract”
“MMAEC”
“New Lease”
“Non-Disturbance Agreement”
“Objection Notice”
“Objection Period”
“Option Exercise Fee”
“Option Period”
“Owned Business Intellectual Property”
“Owned Proprietary Software”
“Paid Expense Amount”
“Paid Interim Expense Amount”
“Paid Interest Amount”
“Paid Management Fees”
“Parent”
“Partial Assignment”
“Parent Board”
“Parent’s Savings Plan”
“Preliminary First Closing Statement”
“Proposed First Closing Statement”
“Purchaser’s Savings Plan”
“Allocation Statement”
“Purchaser”
“Purchaser Indemnified Parties”
“Put Option Closing”
“Put Option Fund”
“Put Option Notice”
“Put Option Purchase Price”
“Remainder Fund Put Option”
“Remainder Fund Put Option Period”
“Representative”
“Second Closing Purchase Price”
“Seller”
“Seller Disclosure Schedule”
“Seller Indemnified Parties”
“Seller Parties”
“Seller Representative”
“Sellers”
“Software”
“Stock Awards”
“Straddle Period”
“Sublease”
“Sublease Resolution”
“Substitute Letter of Credit”
“Subtenant”
“Tax Authority”
“Termination Option”
“Ticking Fee Escrow”
“Transferred Employees”
RECITALS
2.4(b)
5.6(b)
2.4(a)(i)
3.12(c)
3.11(a)
Preamble
5.6(a)
5.6(b)
2.3(d)
2.3(d)
8.3
8.3
3.12(a)
3.12(c)
2.3(c)
2.3(a)
2.3(a)
2.3(c)
Preamble
5.6(a)
RECITALS
5.7(e)
2.3(a)
2.3(c)
5.7(e)
2.6(a)
Preamble
7.2
5.20(a)
5.20(a)
5.20(b)
5.20(a)
5.20(a)
5.20(a)
5.2
2.2(b)
Preamble
Article III
7.3
Preamble
5.13
Preamble
Definition of Intellectual Property
5.7(b)
5.5(c)
5.6(b)
5.7(b)
2.4(b)
5.6(b)
Definition of Tax Return
8.3
2.3(b)
5.7(a)

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii) references to a Person are also to its permitted successors and assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x) references to “$” shall mean U.S. dollars.

(c) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that neither party shall be considered the drafter hereof and that this Agreement not be construed more strictly with regard to one party than to any other.

ARTICLE II.

PURCHASE AND SALE

Section 2.1. Restructuring; Purchase and Sale.

(a) Restructuring; Assets; Assumed Liabilities; Excluded Assets; Excluded Liabilities. At or prior to the First Closing, the Seller Parties shall, and shall cause their respective Affiliates, to consummate the Restructuring and pursuant thereto:

(i) to contribute, assign, transfer, convey and deliver, free and clear of all Encumbrances (other than Permitted Encumbrances), to one or more Subject Entities or their Subsidiaries that are to be directly or indirectly acquired by Purchaser at the First Closing all of each Seller Party’s and its respective Affiliates’ right, title and interest in, to and under the assets, properties and rights of such Seller Party and such Affiliates that are primarily used in, or associated with, the Business (other than Entity Interests and Fund Interests), including the assets, properties and rights set forth on Schedule 2.1(a)(i) (all such assets, properties and rights are referred to herein as the “Assets”);

(ii) to cause the assumption by one or more Subject Entities or one or more of their Subsidiaries that are to be directly or indirectly acquired by Purchaser at the First Closing of, and such Subject Entities and their Subsidiaries (as applicable) shall thereafter be obligated to pay, perform or discharge, as the case may be, when due from and after such assignment the Future Interest Amount and the liabilities set forth on Schedule 2.1(a)(ii) (the “Assumed Liabilities”);

(iii) to cause the assignment, transfer and delivery or distribution by the Subject Entities and/or one or more of their Subsidiaries (as applicable) to the Sellers (or their designated transferees), free and clear of all Encumbrances, all of the Subject Entities’ and their Subsidiaries’ right, title and interest in, to and under only the assets, properties and rights of the Subject Entities and their Subsidiaries set forth on Schedule 2.1(a)(iii) (the “Excluded Assets”); and

(iv) to cause the assumption by one or more Seller Parties or one or more of their respective Affiliates (other than any Subject Entity, LIHTC Fund or any of their respective Subsidiaries) of, and such Seller Parties and their Affiliates (as applicable) shall thereafter be obligated to pay, perform or discharge, as the case may be, when due, whether prior to, from or after such assignment, (A) any and all liabilities or obligations arising from or otherwise related to or associated with any Excluded Asset and (B) the liabilities and obligations set forth on Schedule 2.1(a)(iv) (such liabilities and obligations described in the immediately preceding clauses (A) and (B), the “Excluded Liabilities”).

(b) Remainder Funds. From and after the First Closing, and subject to compliance with applicable Law, Parent and/or the Sellers shall retain title to the Required Consent Fund Interests of any Remainder Fund that shall have not become First Closing Interests that are transferred to Purchaser (or its designee) at the First Closing. Purchaser shall manage such Remainder Funds pursuant to the Management Agreement, under which, subject to the terms and conditions thereof, from and after the First Closing, Purchaser shall receive all the benefits and bear all the costs, liabilities and burdens with respect to such Remainder Funds. Without limiting, and in furtherance of, the foregoing, the Seller Parties, on the one hand, and Purchaser, on the other hand, shall reasonably cooperate in good faith to establish and implement such arrangements as any such party reasonably may request of the other(s) to ensure that, to the greatest extent permitted by applicable Law, from and after the First Closing, the economic benefits and burdens of the Remainder Funds and the entire Business (including the Remainder Funds) are held and borne by Purchaser, subject to the provisions of the Management Agreement. From and after the Second Closing, and subject to compliance with applicable Law, Parent and/or the Sellers shall retain title to the Required Consent Fund Interests of any Remainder Fund that shall have not become (A) First Closing Interests that are directly or indirectly acquired by Purchaser (or its designee) at the First Closing or (B) Second Closing Interests that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing. Purchaser shall continue to manage such Remainder Funds from and after the Second Closing pursuant to the Management Agreement.

(c) Sale of the First Closing Interests. At the First Closing, and after the consummation of the Restructuring and the Remainder Funds Restructuring, upon the terms and subject to the conditions set forth in this Agreement, the Sellers will, and Parent will cause the Sellers to, directly or indirectly sell, transfer, assign, convey and deliver to Purchaser or its designee (or the Seller Parties will otherwise cause the sale, transfer assignment, conveyance and delivery to Purchaser or its designee), and Purchaser will, or will cause such designee to, purchase and accept from the Sellers, the First Closing Interests.

(d) Sale of the Second Closing Interests. At the Second Closing, and after the consummation of the Second Closing Restructuring, upon the terms and subject to the conditions set forth in this Agreement, the Sellers will, and Parent will cause the Sellers to, directly or indirectly sell, transfer, assign, convey and deliver to Purchaser or its designee (or the Seller Parties will otherwise cause the sale, transfer assignment, conveyance and delivery to Purchaser or its designee), and Purchaser will, or will cause such designee to, purchase and accept from the Sellers, the Second Closing Interests.

Section 2.2. Purchase Price.

(a) The purchase price (the “First Closing Purchase Price”) to be paid to the Sellers for the First Closing Interests at the First Closing shall be $18,670,000, which First Closing Purchase Price shall be subject to adjustment as set forth in Section 2.3 and shall be payable as set forth in Sections 2.3 and 2.9(a).

(b) The purchase price to be paid to the Sellers for the Second Closing Interests at the Second Closing shall be an amount equal to the sum of the Remainder Fund Valuation Amounts with respect to all of the Acquired Remainder Funds, which amount shall bear interest for the benefit of the Seller Parties at an annual rate equal to 8%, calculated based on a 365 day year from the First Closing Date until the Second Closing Date (such sum of the Remainder Fund Valuation Amounts with respect to all of the Acquired Remainder Funds, together with such interest thereon, the “Second Closing Purchase Price”). The Second Closing Purchase Price shall be payable as set forth in Section 2.11(a).

Section 2.3. Purchase Price Adjustments.

(a) Not more than ten Business Days, nor less than five Business Days, prior to the First Closing Date, Parent shall deliver to Purchaser a statement (the “Preliminary First Closing Statement”), duly executed by the Chief Financial Officer or Chief Executive Officer of Parent, setting forth in reasonable detail, and certifying to Purchaser, the Seller Parties’ good faith calculation (including the methods of calculation) of: (A) the cumulative amount of the Bridge Loan Interest Expense accrued or incurred since inception through and including February 28, 2009, whether or not due and payable (the “February Cumulative Interest Amount”); (B) the aggregate amount (the “Paid Interest Amount”) of any portion of such Bridge Loan Interest Expense actually paid by the Seller Parties or their respective Affiliates (other than any Subject Entity, LIHTC Fund or any of their respective Subsidiaries) to or on behalf of any LIHTC Fund since inception to February 28, 2009; (C) the actual and projected aggregate amount of the Bridge Loan Interest Expense to be incurred after February 28, 2009 (the “Future Interest Amount”); (D) any and all Interim Paid Management Fees; (E) any and all Expenses incurred or accrued by, or on behalf of, any Subject Entity, or LIHTC Fund and outstanding as of May 31, 2009 (the “Interim Accrued Expenses”); and (F) the aggregate amount (the “Paid Interim Expense Amount”) of any portion of such Interim Accrued Expenses actually paid by the Seller Parties or their respective Affiliates as of May 31, 2009. The Seller Parties shall consult with Purchaser with respect to the preparation of the Preliminary First Closing Statement and the calculations set forth therein and shall consider in good faith any comments to the Preliminary First Closing Statement or the calculation set forth therein that may be provided to Parent by Purchaser. At the First Closing, the First Closing Purchase Price shall be adjusted as follows:

(i) in the event that the aggregate amount of the Interim Paid Management Fees (excluding any Interim Paid Management Fees paid to or for the benefit of, or otherwise received by, any Subject Entity, LIHTC Fund or any of their respective Subsidiaries) exceeds an amount equal to (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed days from and including January 1, 2009 through and including the Interim Measurement Date, the First Closing Purchase Price shall be decreased by an amount equal to such excess;

(ii) in the event that the aggregate amount of the Interim Paid Management Fees (excluding any Interim Paid Management Fees paid to or for the benefit of, or otherwise received by, any Subject Entity, LIHTC Fund or any of their respective Subsidiaries) is less than an amount equal to (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed days from and including January 1, 2009 through and including the Interim Measurement Date, the First Closing Purchase Price shall be increased by an amount equal to such shortfall;

(iii) in the event that the aggregate amount of the Paid Interim Expense Amount is less than the amount of Interim Accrued Closing Expenses, the First Closing Purchase Price shall be decreased by an amount equal to such shortfall; and

(iv) the First Closing Purchase Price shall be decreased by an amount equal to the Remainder Fund Withholding Amount.

(b) In addition to paying the First Closing Purchase Price in accordance with Section 2.9(a), Purchaser shall deposit, on the First Closing Date, an amount in cash equal to (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed calendar days from and including the day immediately after the Interim Measurement Date up to and including the First Closing Date (the “Ticking Fee Escrow”) into an escrow account with the Escrow Agent, such Ticking Fee Escrow to be held in, and released from, escrow pursuant to, and in accordance with, the Escrow Agreement.

(c) As soon as practicable, but in no event later than 45 days, after the First Closing Date, Purchaser shall deliver, or cause to be delivered, to Parent a statement (the “Proposed First Closing Statement”) setting forth Purchaser’s good faith calculation of: (i) the February Cumulative Interest Amount; (ii) the Paid Interest Amount; (iii) the Future Interest Amount; (iv) the Interim Paid Management Fees (excluding any Interim Paid Management Fees paid to or for the benefit of, or otherwise received by, any Subject Entity, LIHTC Fund or any of their respective Subsidiaries); (v) the amount of any and all Management Fee Amounts paid to or for the benefit of, or otherwise received by, any Seller Party or any of its Affiliates (other than any Subject Entity, LIHTC Fund or any of their respective Subsidiaries) from and including the date immediately following the Interim Measurement Date through and including the First Closing Date (such Management Fee Amounts, together with such Interim Paid Management Fees, the “Paid Management Fees”); (vi) the amount of any and all Expenses incurred or accrued by, or on behalf of, any Subject Entity or LIHTC Fund from and including June 1, 2009 through and including the First Closing Date (such Expenses, together with the Interim Accrued Expenses, the “Accrued Expenses”); and (vii) the aggregate amount of any portion of the Accrued Expenses actually paid by the Seller Parties or their respective Affiliates as of the First Closing Date (the “Paid Expense Amount” and together with the February Cumulative Interest Amount, the Paid Interest Amount, the Future Interest Amount, the Paid Management Fees and the Accrued Expenses, collectively, the “Adjustment Amounts”).

(d) For 30 days following Parent’s receipt of the Proposed First Closing Statement (such 30 day period, the “Objection Period”), Parent shall have the right to notify Purchaser in writing (such notice, an “Objection Notice”) as to Parent’s objections to the calculations and/or amounts of the Adjustment Amounts set forth in the Proposed First Closing Statement. After delivery of the Proposed First Closing Statement, Purchaser shall provide Parent and its representatives reasonable access to the financial books and records pertaining to the Business for the purpose of allowing Parent to confirm the calculations and/or amounts of the Adjustment Amounts set forth in the Proposed First Closing Statement.

(e) If Parent fails to deliver an Objection Notice to Purchaser during the Objection Period, each of the Adjustment Amounts set forth in the Proposed First Closing Statement shall be the Adjustment Amounts for all purposes hereunder and shall be deemed conclusive and binding upon each of the parties hereto. If Parent delivers an Objection Notice during the Objection Period, Purchaser and Parent shall use commercially reasonable efforts to resolve any such objection and to agree upon the Adjustment Amounts. If Purchaser and Parent fail to resolve any such objection and do not agree upon the Adjustment Amounts within 30 days after Purchaser’s receipt of the Objection Notice, Purchaser and Parent shall refer such remaining objection to Ernst & Young (the “Firm”) to resolve such objection. Purchaser and Parent shall instruct such Firm to resolve such objection (based solely on the presentations by Purchaser and Parent as to whether any disputed matter had been determined in accordance with this Agreement), and to calculate the Adjustment Amounts (which shall reflect and take into account any resolved objections that had been agreed upon by Purchaser and Parent prior to the referral of such matter to the Firm), within 30 days after its selection, which resolution will be conclusive and binding upon the parties hereto. The parties shall make reasonably available to the Firm all relevant books and records and other items reasonably requested by the Firm. If Purchaser and Parent submit any unresolved objections to the Firm for resolution as provided in this Section 2.3(e), the fees and expenses of the Firm shall be borne (i) 50% by Parent and the Sellers (jointly and severally), and (ii) 50% by Purchaser.

(f) After the Adjustment Amounts are determined pursuant to this Section 2.3, the First Closing Purchase Price shall be adjusted as follows:

(i) in the event that (A) the February Cumulative Interest Amount, less (B) the Paid Interest Amount exceeds $8,210,000, the First Closing Purchase Price shall be reduced by an amount equal to such excess;

(ii) in the event that (A) the February Cumulative Interest Amount, less (B) the Paid Interest Amount is less than $8,210,000, the First Closing Purchase Price shall be increased by an amount equal to such difference;

(iii) in the event that the First Closing Purchase Price shall have been decreased pursuant to Section 2.3(a)(i) and the aggregate amount of the Paid Management Fees exceeds an amount equal to (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed days of the First Closing Collection Period, the First Closing Purchase Price shall be decreased by an amount equal to such excess, less the amount by which the First Closing Purchase Price was so decreased pursuant to Section 2.3(a)(i);

(iv) in the event that the First Closing Purchase Price shall have been decreased pursuant to Section 2.3(a)(i) and the aggregate amount of the Paid Management Fees is less than an amount equal to (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed days of the First Closing Collection Period, the First Closing Purchase Price shall be increased by an amount equal to such shortfall, plus the amount by which the First Closing Purchase Price was so decreased pursuant to Section 2.3(a)(i);

(v) in the event that the First Closing Purchase Price shall have been increased pursuant to Section 2.3(a)(ii) and the aggregate amount of the Paid Management Fees is less than an amount equal to (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed days of the First Closing Collection Period, the First Closing Purchase Price shall be increased by an amount equal to such shortfall, less the amount by which the First Closing Purchase Price was so increased pursuant to Section 2.3(a)(ii);

(vi) in the event that the First Closing Purchase Price shall have been increased pursuant to Section 2.3(a)(ii) and the aggregate amount of the Paid Management Fees exceeds an amount equal to (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed days of the First Closing Collection Period, the First Closing Purchase Price shall be decreased by an amount equal to such excess, plus the amount by which the First Closing Purchase Price was so increased pursuant to Section 2.3(a)(ii);

(vii) in the event that the aggregate amount of the Paid Management Fees is equal to the amount of (A) the First Closing Ticking Fee Amount, multiplied by (B) the number of elapsed days of the First Closing Collection Period, the First Closing Purchase Price shall be: (Y) decreased by an amount equal to any prior increase in the First Closing Purchase Price pursuant to Section 2.3(a)(ii), or (Z) increased by an amount equal to any prior decrease in the First Closing Purchase Price pursuant to Section 2.3(a)(i);

(viii) in the event that the aggregate amount of the Paid Expense Amount is less than the amount of the Accrued Expenses, and such shortfall is in excess of the amount (if any) by which the First Closing Purchase Price shall have been decreased pursuant to Section 2.3(a)(iii), the First Closing Purchase Price shall be decreased by an amount equal to such excess amount; and

(ix) in the event that the First Closing Purchase Price shall have been decreased pursuant to Section 2.3(a)(iii) and the amount by which the First Closing Purchase Price shall have been decreased is in excess of the difference between the Paid Expense Amount and the Accrued Expenses, the First Closing Purchase Price shall be increased by an amount equal to such excess amount.

(g) In the event that the net amount of all adjustments to the First Closing Purchase Price pursuant to Section 2.3(f) results in: (i) an increase of the First Closing Purchase Price, within five Business Days after the final determination of the Adjustment Amounts pursuant to this Section 2.3, Purchaser shall pay to Parent (for the benefit of the Sellers), by wire transfer of immediately available funds to one or more accounts specified by Parent in writing, an amount equal to such increase; or (ii) a decrease of the First Closing Purchase Price, within five Business Days after the final determination of the Adjustment Amounts pursuant to this Section 2.3, Parent and the Sellers (jointly and severally) shall pay to Purchaser, by wire transfer of immediately available funds to one or more accounts specified by Purchaser in writing, an amount equal to such decrease.

(h) In the event that Purchaser is in breach of its payment obligation owing to Parent (for the benefit of the Sellers) pursuant to Section 2.3(g)(i), Parent (for the benefit of the Sellers) shall be entitled to withdraw such amount from the Ticking Fee Escrow in accordance with the Escrow Agreement, in full and final satisfaction of the outstanding payment obligations owing to Parent (for the benefit of the Sellers) under Section 2.3(g)(i); provided, however, that, if the amount payable to Parent (for the benefit of the Sellers) pursuant to Section 2.3(g)(i) exceeds the then remaining balance of the Ticking Fee Escrow, Purchaser shall remain liable to Parent (for the benefit of the Sellers) for an amount equal to such excess.

(i) In the event that the Seller Parties are in breach of their payment obligation owing to Purchaser pursuant to Section 2.3(g)(ii), Purchaser shall be entitled to set off and withdraw such amount from the Ticking Fee Escrow in accordance with the Escrow Agreement, in full and final satisfaction of the outstanding payment obligations owing to Purchaser under Section 2.3(g)(ii); provided, however, that, that, if the amount payable to Purchaser pursuant to Section 2.3(g)(ii) exceeds the then remaining balance of the Ticking Fee Escrow, Parent and the Sellers shall remain jointly and severally liable to Purchaser for an amount equal to such excess; provided, further, that, without limiting, and in furtherance of, the provisions of the foregoing proviso, if the aggregate amount of the Ticking Fee Escrow is insufficient to satisfy the entire payment obligation owing to Purchaser under Section 2.3(g)(ii), then Purchaser shall have the right (but not the obligation) to (i) withdraw or collect such shortfall from the Collateral Amount Escrow (including any Escrow Substitution) in accordance with the Escrow Agreement and/or (ii) draw an amount equal to such shortfall under any Letter of Credit or Substitute Letter of Credit. For the avoidance of doubt, in the event Purchaser deducts any funds from the Collateral Amount Escrow pursuant to the preceding sentence, the Seller Parties will have no obligation whatsoever to replenish such amounts so deducted by Purchaser in order to satisfy their obligations under Section 2.4.

(j) In addition to the foregoing adjustments to the First Closing Purchase Price under this Section 2.3, in the event that the aggregate amount of the Bridge Loan Interest Expense accrued with respect to the period from and including March 1, 2009 through and including December 31, 2009 is less than $3,645,000, Purchaser shall pay to the Sellers by wire transfer of immediately available funds, on the earlier of (i) the date on which Purchaser makes all payments of all Bridge Loan Interest Expenses to all bridge funds; and (ii) March 31, 2010, an amount equal to such shortfall. Any payment by Purchaser pursuant to this Section 2.3(j) shall be treated as an adjustment to the First Closing Purchase Price including for Tax purposes and, at the time of such payment, Purchaser shall deliver, or cause to be delivered, to Parent a statement (the “BLIE Statement”) setting forth Purchaser’s good faith calculation of the aggregate amount of the Bridge Loan Interest Expense accrued with respect to the period from and including March 1, 2009 through and including December 31, 2009 (the “BLIE Amount”). In the event Purchaser determines that no such BLIE Amount is payable to Parent, Purchaser shall deliver or cause to be delivered the BLIE Statement to the Parent no later than January 31, 2010.

For 30 days following Parent’s receipt of the BLIE Statement (such 30 day period, the “BLIE Objection Period”), Parent shall have the right to notify Purchaser in writing (such notice, an “BLIE Objection Notice”) as to Parent’s objections to the calculations and/or amounts of the BLIE Amount set forth in the BLIE Statement. After delivery of the BLIE Statement, Purchaser shall provide Parent and its representatives reasonable access to the financial books and records pertaining to the Business for the purpose of allowing Parent to confirm the calculations and/or amounts of the BLIE Amount set forth in the BLIE Statement. If Parent fails to deliver an BLIE Objection Notice to Purchaser during the BLIE Objection Period, the BLIE Amount shall be the final BLIE Amount for all purposes hereunder and shall be deemed conclusive and binding upon each of the parties hereto. If Parent delivers a BLIE Objection Notice during the BLIE Objection Period, Purchaser and Parent shall use commercially reasonable efforts to resolve any such objection and to agree upon the BLIE Amount. If Purchaser and Parent fail to resolve any such objection and do not agree upon the BLIE Amount within 30 days after Purchaser’s receipt of the BLIE Objection Notice, Purchaser and Parent shall refer such matter to the Firm. Purchaser and Parent shall instruct the Firm to resolve such objection (based solely on the presentations by Purchaser and Parent as to whether any disputed matter had been determined in accordance with this Agreement), and to calculate the BLIE Amount within 30 days after its selection, which resolution will be conclusive and binding upon the parties hereto. The parties shall make reasonably available to the Firm all relevant books and records and other items reasonably requested by the Firm. If Purchaser and Parent submit any unresolved objections to the Firm for resolution as provided in this Section 2.3(j), the fees and expenses of the Firm shall be borne (A) 50% by Parent and the Sellers (jointly and severally), and (B) 50% by Purchaser.

(k) In the event Purchaser is in breach of any payment obligation owing to the Seller Parties pursuant to Sections 2.3(g)(i) or 2.3(j), the Seller Parties shall be entitled to set off such amounts due to Parent (or its Affiliates) against any amounts payable to Purchaser or its Affiliates under the Management Agreement.

(l) Any and all payments under this Section 2.3 shall be made by wire transfer of immediately available funds and shall, in respect of any payments due after the First Closing Date, bear interest for the benefit of the receiving party at an annual rate (the “Interest Rate”) equal to the “Prime Rate” as reported in The Wall Street Journal as in effect on the First Closing Date plus 1%, calculated based on a 365 day year from the First Closing Date until the date of the applicable payment, except for any payments due to Seller Parties under Section 2.3(j) which shall accrue interest at the Interest Rate from December 31, 2009 until such payment is made.

Section 2.4. Collateral for Bridging Issue.

(a) In the event that the Bridge Resolution shall have not occurred at or prior to the Second Closing, Parent shall, at its sole option and on behalf of the Seller Parties, take one of the following actions at or prior to the Second Closing:

(i) Parent shall direct Purchaser, in writing, to deduct from the Second Closing Purchase Price an amount in cash equal to $2,200,000 (the “Collateral Amount”) (if the Second Closing Purchase Price exceeds the Collateral Amount) and to deposit such cash amount (the “Collateral Amount Escrow”) into an escrow account, with a financial institution or other escrow agent reasonably acceptable to Purchaser and Parent (the “Escrow Agent”), such Collateral Amount Escrow to be held in escrow pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement, until: (A) a Bridge Resolution or an LC Substitution shall have occurred, in which case, the portion of the Collateral Amount Escrow which is the subject of the Bridge Resolution or LC Substitution shall be released to Parent; or (B) the Bridge Fund shall fail to satisfy its equity contribution obligations to all Persons in which it has made an investment to fund its reserves consistent with its Organizational Documents or to pay all other third party expenses of the Bridge Fund on a timely basis, in which case, a portion of the Collateral Amount Escrow corresponding to any such Loss (when and as paid or funded by or on behalf of the Bridge Fund) shall be released to Purchaser; or

(ii) Parent shall cause to be issued and delivered to Purchaser (or its designee), and shall cause to be maintained and remain in place until a Bridge Resolution or an Escrow Substitution shall have occurred, in which case, the aggregate amount of any Letters of Credit shall be reduced by an amount equal to the portion of the Collateral Amount relating to the Bridging Issue which is the subject of such Bridge Resolution or the Escrow Substitution, one or more letters of credit in an aggregate amount equal to the Collateral Amount drawn on a financial institution rated A minus or greater by Standard & Poor’s or its equivalent, the only conditions to the effectuation of draws thereunder by any beneficiary thereof shall be those conditions set forth on Exhibit D hereto (each, a “Letter of Credit”).

(b) After the Second Closing, and in the event the Seller Parties have deposited Collateral Amount Escrow with the Escrow Agent in accordance with Section 2.4(a)(i), the Seller Parties may from time to time, and at their sole option, cause to be issued and delivered to Purchaser (or its designee), and shall cause to be maintained and remain in place until a Bridge Resolution or an Escrow Substitution shall have occurred, one or more Letters of Credit (a “Substitute Letter of Credit”) for an amount representing all or part of the Collateral Amount Escrow drawn on a financial institution rated A minus or greater by Standard & Poor’s or its equivalent, the only conditions to the effectuation of draws thereunder by any beneficiary thereof shall be those conditions set forth on Exhibit D hereto (an “LC Substitution”). Upon Purchaser’s receipt of such LC Substitution representing all or part of the Collateral Amount Escrow, Purchaser and Parent shall execute and deliver to the Escrow Agent joint instructions to promptly release the corresponding amount from the Collateral Amount Escrow held by the Escrow Agent to Seller Parties.

(c) After the Second Closing, and in the event the Seller Parties have delivered one or more Letters of Credit to Purchaser in accordance with Section 2.4(a)(ii), the Seller Parties may from time to time, and at their sole option, deposit with the Escrow Agent, cash equal to all or any part of the Collateral Amount represented by the Letters of Credit held by Purchaser (an “Escrow Substitution”), and upon Purchaser’s receipt of written confirmation from the Escrow Agent of such Escrow Substitution and a Letter of Credit for the remaining balance, if any, of the Substitute Letters of Credit, Purchaser shall promptly release the aggregate amount represented by the Letter of Credit.

Section 2.5. GP Takeback Put Option. Schedule 2.5 hereto sets forth the Project Partnerships in which an Affiliate of the Seller Parties is a general partner (collectively, the “GP Takebacks”) and for which prior approval and consent is required from Governmental Authorities (including HUD and state housing agencies) or lenders (each such consent, a “GP Takeback Consent”) in order to transfer such general partner interests in respect of such GP Takebacks to Purchaser (or its designee hereunder). The Seller Parties and Purchaser shall use commercially reasonable efforts to obtain such GP Takeback Consents as soon as practicable, but acknowledge that such GP Takeback Consents in respect of the GP Takebacks might not be obtained prior to the First Closing and as such, further agree as follows:

(a) Any GP Takebacks for which GP Takeback Consent is not obtained prior to the First Closing (each, a “Holdover GP Takeback”), shall not be included in the interests directly or indirectly transferred to Purchaser at the First Closing under Section 2.1 and all legal right, title and interests of the Seller Parties or their Affiliates in such Holdover GP Takebacks shall remain with such Seller Party or Affiliate (as applicable);

(b) The Seller Parties shall, effective as of the First Closing, and for no additional consideration, appoint Purchaser (or its designee) as agent to manage, exercise control over and otherwise be responsible for the Holdover GP Takebacks, and Purchaser (or its designee) shall accept such appointment at the First Closing and thereafter manage the Holdover GP Takebacks pursuant to the GP Takeback Management Agreement; and

(c) Upon Purchaser or Seller Parties receiving all GP Takeback Consents after the Second Closing with respect to any individual Holdover GP Takeback that is not directly or indirectly acquired by Purchaser at the Second Closing, the Seller Parties (or their Affiliates) shall have the option (a “GP Takeback Put Option”) to require Purchaser to purchase such Holdover GP Takeback for which GP Takeback Consent has been so obtained, and Purchaser shall in accordance with, and pursuant to the terms of the GP Takeback Management Agreement, purchase from the Seller Parties (or their Affiliates) such Holdover GP Takeback for the amount set forth opposite such Holdover GP Takeback’s name in Schedule 2.5.

(d) The Seller Parties and Purchaser further agree that all direct or indirect costs (including, without limitation, any consent, refinancing or other fees or amounts paid or payable to any third party or to Parent or any of its Affiliates) incurred in connection with transferring the GP Takebacks to Purchaser pursuant to this Section 2.5 shall be borne solely by Parent and the Sellers (jointly and severally), provided that each party hereto shall bear all legal costs and expenses incurred by such party in connection with transferring the GP Takebacks to Purchaser (or its designee hereunder) pursuant to this Section 2.5.

Section 2.6. Purchase Price Allocation.

(a) For U.S. federal income tax purposes, (a) the First Closing Purchase Price and Second Closing Purchase Price shall be allocated among (i) the shares, equity or other ownership interests of the First Closing Interests, Second Closing Interests, and any other interests in Remainder Funds or Holdover GP Takebacks which are treated for U.S. Federal income tax purposes as having been purchased by Purchaser pursuant to the transactions contemplated by this Agreement (collectively, the “Purchased Interests”), which Purchased Interests have been issued by entities that are treated as corporations for U.S. federal income tax purposes, and (ii) the Purchased Interests which have been issued by entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes; and (b) the First Closing Purchase Price and Second Closing Purchase Price shall be further allocated among (i) the assets of any such entity that is treated as a partnership to the extent required by Sections 743 and 751 of the Code, and (ii) the assets of any such entity that is treated as a disregarded entity. Within 120 days after the Second Closing, Sellers will provide to Purchaser a statement (the “Allocation Statement”) with Sellers’ proposed allocation of the First Closing Purchase Price and Second Closing Purchase Price. Within 60 days after the receipt of each such Allocation Statement, Purchaser will propose to Sellers in writing any changes to such Allocation Statement (and in the event no such changes are proposed in writing to the Sellers within such time period, Purchaser will be deemed to have agreed to, and be bound by, the Allocation Statement). Purchaser and Sellers will negotiate in good faith, using commercially reasonable efforts, to resolve any differences with respect to the Allocation Statement within 30 days after Sellers’ receipt of written notice of changes from Purchaser. If the parties are unable to resolve any such differences within such time period, each party shall be entitled to use its own allocation statement.

Section 2.7. Closing.

(a) The First Closing shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the First Closing Date, provided that all of the conditions set forth in Section 6.1, 6.2 and 6.3 shall have been satisfied or waived as of the First Closing Date (other than conditions that, by their nature, are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions), or at such other time on the First Closing Date or place as Purchaser and Parent shall mutually agree.

(b) The Second Closing (if any) shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the Second Closing Date, provided that all of the conditions set forth in Section 6.4, 6.5 and 6.6 shall have been satisfied or waived as of the Second Closing Date (other than conditions that, by their nature, are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions), or at such other time on the Second Closing Date or place as Purchaser and Parent shall mutually agree.

Section 2.8. Remainder Agreements. From and after the First Closing, and subject to compliance with applicable Law, the Seller Parties shall remain parties (as applicable) to the Remainder Agreements that shall have not been transferred to Purchaser (or its designee) at the First Closing. The Seller Parties, on the one hand, and Purchaser, on the other hand, shall reasonably cooperate in good faith to establish and implement such arrangements as any such party reasonably may request of the other(s) to ensure that, to the greatest extent permitted by applicable Law, from and after the First Closing, the economic benefits and burdens of the Remainder Agreements are held and borne by Purchaser, subject to the provisions of the Management Agreement. From and after the Second Closing, and subject to compliance with applicable Law, the Seller Parties shall remain parties (as applicable) to the Remainder Agreements that shall have not been directly or indirectly acquired by Purchaser (or its designee) at the Second Closing. Purchaser shall continue to manage such non-transferred Remainder Agreements from and after the Second Closing pursuant to the Management Agreement.

Section 2.9. First Closing Deliveries by Purchaser. At the First Closing, Purchaser will deliver or cause to be delivered:

(a) to the Sellers, the First Closing Purchase Price, as adjusted pursuant to Section 2.3(a), by wire transfer of immediately available funds to such account(s) as Parent (on behalf of the Sellers) shall direct by written notice to Purchaser, which notice shall be provided not less than two Business Days prior to the First Closing Date;

(b) to Parent and the Sellers, a counterpart to the Transitional Services Agreement, duly executed by Purchaser;

(c) (i) to Parent and the Escrow Agent, a counterpart to the Escrow Agreement, duly executed by Purchaser, and (ii) to the Escrow Agent, an amount in cash equal to the Ticking Fee Escrow;

(d) to Parent and the Landlord under the Real Property Lease, each Lease Resolution Document to which Purchaser or its designee is a party, in each case duly executed by Purchaser and/or such designee (as applicable);

(e) to Parent and the Sellers, a counterpart to the Management Agreement, duly executed by Purchaser;

(f) in the event that there are any Holdover GP Takebacks as contemplated under Section 2.5, to Parent and the Sellers, a counterpart to the GP Takeback Management Agreement duly executed by Purchaser (or its designee); and

(g) the officer’s certificate referred to in Section 6.3(c) of this Agreement.

Section 2.10. First Closing Deliveries by the Seller Parties. At the First Closing, the Seller Parties will deliver or cause to be delivered:

(a) to Purchaser, evidence reasonably acceptable to Purchaser of the consummation of the Restructuring;

(b) to Purchaser, evidence reasonably acceptable to Purchaser of the consummation of the Remainder Funds Restructuring;

(c) to Purchaser, evidence reasonably acceptable to Purchaser of the direct or indirect transfer of good and valid title to the First Closing Interests to Purchaser or its designee;

(d) to Purchaser, letters of resignation, in each case effective as of the First Closing, of such members of the boards of directors (and any similar governing bodies) of the Newco and their respective Subsidiaries as are designated by Purchaser;

(e) to Purchaser, a counterpart to the Transitional Services Agreement, duly executed by Parent and the Sellers;

(f) to Purchaser and the Landlord, each Lease Resolution Document to which Parent and/or any of its Affiliates is a party, in each case duly executed by Parent and/or such Affiliates (as applicable);

(g) to Purchaser, a counterpart to the Management Agreement, duly executed by Parent and each of its Affiliates that is a party thereto;

(h) the officer’s certificate referred to in Section 6.2(c) of this Agreement;

(i) in the event that there are any Holdover GP Takebacks as contemplated under Section 2.5, to Purchaser, a counterpart to the GP Takeback Management Agreement duly executed by each of the Seller Parties and their Affiliates that are parties thereto; and

(j) to Purchaser and the Escrow Agent, a counterpart to the Escrow Agreement, duly executed by Parent (on behalf of the Sellers).

Section 2.11. Second Closing Deliveries by Purchaser. At the Second Closing, Purchaser will deliver or cause to be delivered to the Sellers:

(a) to the Sellers, the Second Closing Purchase Price, less any amounts deposited in escrow pursuant to Section 2.11(b); and

(b) in the event that Parent (on behalf of the Sellers) exercises the escrow rights under Section 2.4(a)(i), to the Escrow Agent, a portion of the Second Closing Purchase Price, in cash, equal to the applicable Collateral Amount.

Section 2.12. Second Closing Deliveries by the Seller Parties. At the Second Closing, the Seller Parties will deliver or cause to be delivered to Purchaser:

(a) evidence reasonably acceptable to Purchaser of the direct or indirect transfer of good and valid title to the Second Closing Interests to Purchaser or its designee;

(b) evidence reasonably acceptable to Purchaser of the consummation of the Second Closing Restructuring;

(c) evidence reasonably acceptable to Purchaser of the transfer of the Remainder Agreements for which the third party consents to transfer such Remainder Agreements to Purchaser (or its designee) at the First Closing shall have been obtained and are in full force and effect;

(d) to Purchaser, letters of resignation, in each case effective as of the Second Closing, of such members of the boards of directors (and any similar governing bodies) of the Subject Entities (other than the Newcos) and their respective Subsidiaries as are designated by Purchaser; and

(e) in the event that Parent (on behalf of the Sellers) exercises the rights under Section 2.4(a)(ii), to Purchaser, one or more Letters of Credit in an amount equal to the aggregate Collateral Amount, in each case duly executed by the issuer thereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF THE SELLER PARTIES

The Seller Parties hereby jointly and severally represent and warrant to Purchaser that, except as set forth in the disclosure schedule delivered by Parent and the Sellers to Purchaser simultaneously with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (it being understood that a disclosure made in any part of the Seller Disclosure Schedule shall be deemed to have been disclosed in each other part of the Seller Disclosure Schedule for which such disclosure is reasonably apparent on its face):

Section 3.1. Organization and Qualification.

(a) Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate or other power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Each of the Subject Entities, the LIHTC Funds and their respective Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all requisite corporate or other power and authority to own, license, use, lease and operate its assets and properties and to carry on its business (including the Business) as it is now being conducted, except where the failure to be in good standing would not have a Business Material Adverse Effect.

Section 3.2. Authority; Non-Contravention; Approvals.

(a) Each Seller Party and each of its respective Affiliates has all requisite corporate and other power and authority to execute and deliver each Transaction Document to which it is a party and to perform the transactions contemplated by each such Transaction Document. The execution and delivery of the Transaction Documents by each Seller Party and its Affiliates (as applicable) and the performance by the Seller Parties and their respective Affiliates of the transactions contemplated by the Transaction Documents have been approved by all necessary corporate and other action, and no other corporate or other proceedings on the part of the Seller Parties or any of their respective Affiliates are necessary to authorize the execution and delivery of the Transaction Documents by the Seller Parties and their Affiliates and the performance by the Seller Parties and their Affiliates of the transactions contemplated by the Transaction Documents. This Agreement has been, and upon their execution the other Transaction Documents will be, duly executed and delivered by the Seller Parties and their Affiliates (as applicable) and, assuming the due authorization, execution and delivery of the Transaction Documents by Purchaser (or its designee), constitutes, and upon their execution the other Transaction Documents will constitute, valid and binding obligations of the Seller Parties and their Affiliates (as applicable), enforceable against the Seller Parties and their Affiliates (as applicable) in accordance with their respective terms, except as may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally or general principles of equity.

(b) The execution and delivery by the Seller Parties and their Affiliates (as applicable) of this Agreement and the other Transaction Documents and the performance by them of the transactions contemplated by this Agreement and the other Transaction Documents will not (i) conflict with or result in a breach of any provision of the Organizational Documents of any Seller Party, Subject Entity, any Subsidiary of a Subject Entity or any LIHTC Fund, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which any Seller Party, Subject Entity or any Subsidiary of a Subject Entity is a party or by which any of their respective assets is bound or otherwise relating to the Business, or (iii) violate any order, writ, injunction, decree or Law applicable to any Seller Party, Subject Entity, any Subsidiary of a Subject Entity or any LIHTC Fund or any of their respective assets or otherwise relating to the Business, other than, in the case of clauses (ii) and (iii) above, as would not have, or be reasonably likely to have, a material and adverse effect to any Subject Entity, LIHTC Fund or any of their respective Subsidiaries, individually or in the aggregate.

(c) Except pursuant to the applicable requirements of HUD or state housing agencies set forth in Section 3.2(c) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the other Transaction Documents by the Seller Parties and their respective Affiliates (as applicable) or the performance by any of them of the transactions contemplated by this Agreement and the other Transaction Documents, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals which, if not made or obtained, as the case may be, would not, and would not reasonably be likely to, be material and adverse to the Business.

Section 3.3. Ownership of Entity Interests, Fund Interests and Assets; Sufficiency of Assets.

(a) The Sellers are, or will be at the First Closing, the sole direct and indirect beneficial, record and legal owners of the First Closing Interests free and clear of all Encumbrances, except for certain interests in MMA Financial BFG Investments, LLC held by those individuals (“10% Holders”) as set out in Section 3.4(a) of the Sellers Disclosure Schedule and except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities Laws, pursuant to any contractual restriction contained in the Organizational Documents of the LIHTC Funds or applicable restrictions of HUD or applicable state housing agencies. Upon the delivery of the First Closing Interests by the Sellers to Purchaser or its designee, and the payment of the First Closing Purchase Price to the Sellers, as contemplated under Article II, Purchaser or such designee will acquire sole beneficial, record and legal title to all of the First Closing Interests, in each case free and clear of all Encumbrances, except for restrictions on transfer under federal and state securities laws, Encumbrances created or incurred by Purchaser or its Affiliates or applicable restrictions of HUD or applicable state housing agencies and restrictions expressly contained in the Organizational Documents of the Subject Entities or LIHTC Funds. The Sellers are, or will be at the Second Closing, the sole direct and indirect beneficial, record and legal owners of the Second Closing Interests free and clear of all Encumbrances, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities Laws, pursuant to any contractual restriction contained in the Organizational Documents of the Remainder Funds or applicable restrictions of HUD or applicable state housing agencies. Upon the delivery of the Second Closing Interests by the Sellers to Purchaser or its designee, and the payment of the Second Closing Purchase Price to the Sellers, as contemplated under Article II, Purchaser or such designee will acquire sole beneficial, record and legal title to all of the Second Closing Interests, in each case free and clear of all Encumbrances, except for restrictions on transfer under federal and state securities laws, Encumbrances created or incurred by Purchaser or its Affiliates or applicable restrictions of HUD or applicable state housing agencies and restrictions expressly contained in the Organizational Documents of the Remainder Funds.

(b) The Seller Parties, Subject Entities or one or more Subsidiaries of the Subject Entities have, and upon consummation of the Restructuring and the Remainder Funds Restructuring and as of the First Closing, only the Subject Entities or one or more of their respective Subsidiaries will have, good and valid title to all of the Assets and all other assets and properties (whether real, personal, tangible, intangible or mixed) that are material to the operations of the Business, and the Assets and such other assets and properties are so owned, and upon consummation of the Restructuring and the Remainder Funds Restructuring and as of the First Closing will be so owned, free and clear of all Encumbrances, except for Permitted Encumbrances. Without limiting, and in furtherance of, the foregoing, the Assets and such other assets and properties are sufficient to conduct the Business materially in the manner currently conducted and in which it has been conducted during the past 12 months.

Section 3.4. Capitalization; Subsidiaries.

(a) Section 3.4(a) of the Seller Disclosure Schedule sets forth a true and correct list of the Subject Entities and each holder of any equity or other ownership interests therein and the amount of such equity or ownership interests held by such holder and the respective percentage interests represented thereby. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, the Entity Interests constitute all of the issued and outstanding equity or other ownership interests in the Subject Entities. There are no outstanding options, warrants or other rights of any kind to acquire from any of the Subject Entities any equity or other ownership interests in any of the Subject Entities or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such equity or ownership interests, nor are any of the Subject Entities committed or otherwise obligated in any respect to issue any such option, warrant, right or security.

(b) Section 3.4(b) of the Seller Disclosure Schedule sets forth a true and correct list of the LIHTC Funds and each holder of any equity or other ownership interests therein and the amount of such equity or ownership interests held by such holder and the respective percentage interests represented thereby. Except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, the equity and ownership interests described in Section 3.4(b) of the Seller Disclosure Schedule constitute all of the issued and outstanding equity or other ownership interests in the LIHTC Funds. There are no outstanding options, warrants or other rights of any kind to acquire from any of the LIHTC Funds any equity or other ownership interests in any of the LIHTC Funds or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such equity or ownership interests, nor are any of the LIHTC Funds committed or otherwise obligated in any respect to issue any such option, warrant, right or security.

(c) Section 3.4(c) of the Seller Disclosure Schedule sets forth a true and correct list all Subsidiaries of the Subject Entities and the LIHTC Funds, their respective jurisdictions of formation, organization or incorporation (as applicable), and each holder of any equity or other ownership interests therein and the amount of such equity or ownership interests held by such holder and the respective percentage interests represented thereby. Other than as set forth in Section 3.4(b) of the Seller Disclosure Schedule, no Subject Entity or LIHTC Fund owns beneficial, record or legal title to any equity or other ownership interest in, or any investment in, any other Person.

(d) All outstanding equity and other ownership interests of the Subject Entities and the LIHTC Funds and their respective Subsidiaries are duly authorized, validly issued, fully paid and non assessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the respective Organizational Documents of the Subject Entities or the LIHTC Funds or any contract or agreement to which any Seller Party, Subject Entity or LIHTC Fund or any of their respective Subsidiaries is a party or is otherwise bound.

Section 3.5. Financial Information; Undisclosed Liabilities; Indebtedness.

(a) Section 3.5(a) of the Seller Disclosure Schedule sets forth (i) an unaudited pro forma balance sheet of the Business as of December 31, 2008 (the “Financial Statement”). The Financial Statement (A) has been prepared in accordance with GAAP consistently applied, (B) is consistent with the books and records of the Seller Parties and their respective Subsidiaries involved in the Business, and (iii) fairly presents, in all material respects, the financial condition of the Business as of the date thereof, subject to normal year end adjustments that are or would not be material in amount or effect and the lack of footnotes. The Management Fee Amounts shown on the Financial Statement (Y) arose solely out of bona fide transactions in the ordinary course of business, and (Z) are not subject to any valid defenses, set offs or counter claims, except pursuant to the terms thereof. Section 3.5(a) of the Seller Disclosure Schedule sets forth gross receivable Management Fee Amounts that are unpaid as of December 31, 2008. Section 3.5(a) of the Seller Disclosure Schedule sets forth the amounts of the Fund Cash Balance for each of the LIHTC Funds as of June 21, 2009 and, from and after such date through and including the date hereof, no such Fund Cash Balance (or any portion thereof) has been released or distributed.

(b) Except (i) as and to the extent set forth in the Financial Statement, (ii) for liabilities that were incurred in the ordinary course of business and consistent with past practice after December 31, 2008 and that are not material in nature or amount or (iii) for liabilities that, individually or in the aggregate, would not have, have not had and would not reasonably be likely to have a Business Material Adverse Effect, neither any Subject Entity or LIHTC Fund nor any of their respective Subsidiaries has, nor will any of them have upon consummation of the Restructuring, the Remainder Funds Restructuring and the Second Closing Restructuring and as of the First Closing or Second Closing, any liabilities, whether accrued or contingent, either matured or unmatured or known or unknown.

(c) Section 3.5(c) of the Seller Disclosure Schedule sets forth a list (including each related contract or agreement, the principal amount, the maturity date and the administrative agent or Person serving in a similar capacity thereunder) of all outstanding Indebtedness of the Subject Entities and the LIHTC Funds and their respective Subsidiaries, including any Indebtedness included within the Assumed Liabilities. Neither any Subject Entity or LIHTC Fund nor any of their respective Subsidiaries is in material breach or default under or with respect to any of the contracts or agreements listed in Section 3.5(c) of the Seller Disclosure Schedule and, to the knowledge of the Seller Parties, no other party thereto is in material breach or default with respect to any such contract or agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Upon consummation of the Restructuring and as of the First Closing, neither any Subject Entity or LIHTC Fund nor any of their respective Subsidiaries will have any outstanding Indebtedness other than as set forth in Section 3.5(c) of the Seller Disclosure Schedule. Without limiting the foregoing, Section 3.5(c) of the Seller Disclosure Schedule shall also set forth the outstanding principal amount and any accrued and unpaid interest under the applicable documents relating to loans or borrowings by any of Boston Financial Institutional Tax Credits XIV, LP, MMA Financial Institutional Tax Credits XXIV, LP, MMA Financial Institutional Tax Credits XXVII, LP, MMA Financial Affordable Housing Fund IV — Citibank, Boston Financial Private Label Tax Credits II — Fleet National Bank, Boston Financial Equity Tax Credits III, BFMM2, A Limited Partnership (Mass Mutual II), and Midland Corporate Tax Credits X — Illinois Tool (the “Advanced Loans”).

Section 3.6. Absence of Certain Changes. Since December 31, 2008, neither any Subject Entity, any Subsidiary of a Subject Entity, LIHTC Fund nor the Business has:

(a) suffered a material adverse effect, either individually or in the aggregate, or otherwise suffered or experienced any change, circumstance or event that, individually or in the aggregate, would reasonably be likely to have a material adverse effect;

(b) other than as contemplated by the Restructuring, the Remainder Funds Restructuring or the Second Closing Restructuring and except in connection with the transactions contemplated by this Agreement, conducted its business (including the Business) and operations in any material respect not in the ordinary course of business and consistent with past practice;

(c) suffered any loss, damage or destruction or other casualty loss, in an aggregate amount exceeding $100,000 and not covered by insurance, affecting any assets or properties that are material to the operations of the Business;

(d) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business which exceeds, individually or in the aggregate, $25,000;

(e) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities and obligations reflected or reserved against in the Financial Statement or incurred in the ordinary course of business since December 31, 2008;

(f) cancelled any debts or waived any claims or rights that are material to the Business;

(g) sold, transferred, or otherwise disposed of any of its assets or properties (whether real, personal, tangible, intangible or mixed) other than, with respect to any such assets or properties that are not material to the Business, in the ordinary course of business or as is contemplated by the Restructuring, the Remainder Funds Restructuring or the Second Closing Restructuring;

(h) declared, set aside or paid any dividend or distribution (other than (i) dividends and distributions paid or payable to a Subject Entity, LIHTC Fund or any of their respective Subsidiaries, (ii) dividends or distributions of Paid Management Fees that will be disclosed in the Preliminary Closing Statement and will be fully reflected in the calculation of the Interim Paid Management Fees; or (iii) the LP Sale Proceeds);

(i) written off any Management Fee Amounts as uncollectible; or

(j) except for the transactions necessary to consummate the Restructuring, the Remainder Funds Restructuring or the Second Closing Restructuring or the other transactions contemplated by this Agreement, taken any action described in Section 5.1 hereof that, if such action were taken after the date hereof and prior to the Closing Date without the prior written consent of Purchaser, would breach in any material respect the provisions of Section 5.1.

Section 3.7. Tax Matters.

(a) All material Tax Returns required to be filed by each Subject Entity and/or their respective Subsidiaries have been filed. Such Tax Returns are consistent with the Schedules K-1 received by the Sellers, the Subject Entities and their Subsidiaries and otherwise, in all material respects, are in accordance with applicable Law and are correct and complete. All material Taxes due and payable with respect to each Subject Entity and their Subsidiaries (whether or not shown as due and payable on such Tax Returns) or to which any Subject Entity or any of their respective Subsidiaries may be liable under Treasury Regulations § 1.1502 6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated group (or other group filing on a combined or unitary basis) the common parent of which was MMA Financial, Inc. at any time on or prior to the First Closing Date (or in the case of Second Closing Interests, the Second Closing Date) have been paid, and any material liability of a Subject Entity or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, for periods (or portions thereof) through the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) do not exceed the amount shown on the face of the Financial Statement (disregarding timing differences) as adjusted for the period thereafter through the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) assuming the Business is operated in the ordinary course.

(b) No audit or other administrative proceeding is pending or threatened in writing, and no judicial proceeding is pending or threatened in writing, that involves any material Tax or material Tax Return filed or paid by any Subject Entity or any of its Subsidiaries.

(c) None of the Sellers nor any of the Subject Entities or any of their respective Subsidiaries have waived any statute of limitations or agreed to any extension of time for assessment of Taxes with respect to any Subject Entity or any of its Subsidiaries. No Subject Entity or any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time for assessment of Taxes.

(d) None of the Sellers nor any of the Subject Entities or any of their respective Subsidiaries has requested or received any Tax rulings from, or entered into any closing agreements with, any Tax Authority with respect to any of the Subject Entities or any of their Subsidiaries that would be binding, from and after the First Closing (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date), on Purchaser or any of the Subject Entities or any of their respective Subsidiaries.

(e) No Subject Entity or any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group for Tax purposes for any Tax period as to which the statute of limitations for assessment of Tax has not expired, other than a group of which the Sellers or one of the Subject Entities is the parent. No Subject Entity or any of its Subsidiaries is a party to any tax sharing or tax allocation agreement.

(f) No material claim has been made by any Tax Authority in a jurisdiction where any Subject Entity or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Seller Parties’ knowledge, is any such assertion threatened.

(g) Each Subject Entity and its Subsidiaries has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(h) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any Subject Entity or any of its Subsidiaries.

(i) No Subject Entity or any of its Subsidiaries has engaged in a listed transaction within the meaning of Section 6707A(c) of the Code.

(j) Each Subject Entity set forth in Section 3.7(j) of the Seller Disclosure Schedule is, and has been since formation, treated as a partnership or disregarded entity for U.S. federal, state and local income tax purposes.

(k) All income with respect to Management Fee Amounts have been properly included in the income of the general partner or managing member (or any Person in similar position), as applicable, of each LIHTC Fund in accordance with the method of tax accounting properly used by such Person.

All representations and warranties provided in this Section 3.7 with respect to the LIHTC Funds are limited to the knowledge of the Seller Parties. For purposes of the preceding sentence, notwithstanding the definition of “knowledge” set forth in Section 1.1 of this Agreement, the knowledge of any Seller Party with respect to Taxes, Tax Returns or other Tax matters of any Project Partnership shall be limited to the actual knowledge, without inquiry, of such Seller Party; provided that such knowledge shall include any notice provided to or obtained by any LIHTC Fund related to an audit or other administrative or judicial proceeding with respect to Taxes of any Project Partnership.

Section 3.8. ERISA and Employee Benefits.

(a) Section 3.8 of the Seller Disclosure Schedule contains a true and complete list of each Company Plan. Each Company Plan is, and its administration (including with respect to reporting and disclosure), is materially in compliance with, and none of the Seller Parties, the Subject Entities or any of their respective Subsidiaries has received any claim or notice that any such Company Plan is not materially in compliance with, the terms of the applicable Plan, ERISA, the Code (including all Tax rules compliance with which is required for any intended favorable Tax treatment) or any and all other applicable Laws. No Company Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(b) Each of the Company Plans that is intended to be tax qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and such determination has not been modified, revoked or limited, and no circumstances have occurred that would materially adversely affect the tax qualified status of any such Company Plan.

(c) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the knowledge of the Seller Parties, threatened alleging any breach of the terms of any Company Plan, or of any fiduciary duties thereunder, or violation of any applicable law with respect to any such Company Plan.

(d) Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the performance of the transactions contemplated thereby, will, either alone or in combination with a subsequent termination of employment, result in any payments subject to Section 280G of the Code.

(e) The Seller Parties have provided timely notice to Michael Murray to not renew, and to terminate, his employment agreement with MMA Financial, LLC (now MMA Financial, Inc.), which non-renewal and termination will become effective prior to the First Closing.

Section 3.9. Litigation. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, there is no action, suit, investigation (to the knowledge of the Seller Parties) or proceeding pending or, to the knowledge of the Seller Parties, threatened against any of the Subject Entities or LIHTC Funds or any of their respective Subsidiaries, or otherwise against any Seller Party or any of its Affiliates (other than the Subject Entities, the LIHTC Funds or any of their respective Subsidiaries) in respect of, relating to or involving the Business, that, if determined adversely to any of the Subject Entities or LIHTC Funds or any of their respective Subsidiaries, or adversely to any of such Seller Parties or their respective Affiliates, would be, or would reasonably be likely to be, materially adverse to the operations of the Business. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements with or of any Governmental Authority to which any of the Subject Entities or LIHTC Funds or any of their respective Subsidiaries or, with respect to the Business, any of the Seller Parties or any of their respective Affiliates (other than the Subject Entities, the LIHTC Funds or any of their respective Subsidiaries), are subject or to which any of their respective properties is bound that would be, or would reasonably be likely to be, materially adverse to the operations of the Business.

Section 3.10. No Violation of Law; Governmental Authorization.

(a) The operations of the Subject Entities, LIHTC Funds and their respective Subsidiaries, and the operations of the Business, comply in all material respects with all applicable Laws. Neither the Subject Entities, LIHTC Funds or their respective Subsidiaries, nor, with respect to the Business, any of the Seller Parties or any of their respective Affiliates (other than the Subject Entities, the LIHTC Funds or any of their respective Subsidiaries) has received any written notice from any Governmental Authority within the past two years asserting or otherwise giving notice that any of the Subject Entities, LIHTC Funds or any of their respective Subsidiaries, or any of the operations of the Business, fails to comply in any material respect with applicable Law.

(b) The Subject Entities, LIHTC Funds and their respective Subsidiaries have obtained and possess, and upon consummation of the Restructuring and the Remainder Funds Restructuring and as of the First Closing (or in the case of the Second Closing Interests, upon consummation of the Second Closing Restructuring and as of the Second Closing) will possess, all material Permits necessary to conduct the Business as presently conducted. None of the Subject Entities, LIHTC Funds or their respective Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation) of any term, condition or provision of any such Permit.

Section 3.11. Contracts and Other Agreements.

(a) Section 3.11 of the Seller Disclosure Schedule contains a true and complete list of all of the contracts and agreements (each, a “Material Contract”):

(i) the rights under which are included in the Assets;

(ii) the liabilities and obligations under which are included in the Assumed Liabilities;

(iii) comprising Organizational Documents of any of the Subject Entities, LIHTC Funds or their respective Subsidiaries or otherwise provides for or governs any joint venture or partnership involving the sharing of the revenue, income, earning or profits of any entity with any Person other than a Subject Entity or a LIHTC Fund or any of their respective Subsidiaries;

(iv) which are material to the Business and to which any of the Subject Entities, LIHTC Funds or their respective Subsidiaries is a party, including any contract or agreement providing for bridge loan financing to or for the benefit of any of the Subject Entities, LIHTC Funds or their respective Subsidiaries;

(v) to which any of the Subject Entities, LIHTC Funds or their respective Subsidiaries, on the one hand, and any Seller Party or any of its Affiliates (other than any of the Subject Entities, LIHTC Funds or their respective Subsidiaries), on the other hand, is a party and which will not be terminated at or prior to the First Closing (or in the case of Second Closing Interests, the Second Closing);

(vi) which contain covenants not to compete, engage in any line or type of business or conduct business in any geographical area or with any Person that are, or from and after the First Closing (or in the case of Second Closing Interests, the Second Closing) will be, applicable to or binding on the Business or any Subject Entity, LIHTC Fund or any of their respective Subsidiaries;

(vii) is currently in effect with any current or former officer (or individual in a similar position), director (or individual in a similar position) or employee of the Business or any Subject Entity, LIHTC Fund or any of their respective Subsidiaries;

(viii) provides for any Subject Entity, LIHTC Fund or any of their respective Subsidiaries to acquire or dispose of assets other than in the ordinary course of business and consistent with past practice;

(ix) which is the Real Property Lease; or

(x) which are otherwise material to the Business.

(b) Except as not would be, and would not reasonably be likely to be, materially adverse to the Business, each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement, enforceable, in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally or general principles of equity. The Subject Entities, LIHTC Funds and their respective Subsidiaries, and the Seller Parties and their respective Affiliates (other than the Subject Entities, LIHTC Funds or their respective Subsidiaries), as applicable, have performed all material obligations required to be performed by each of them to date under the Material Contracts, and none of them is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Seller Parties, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(c) The Sellers have made available to Purchaser true and complete copies (or if none exist, reasonably detailed, complete and accurate written descriptions) of each Material Contract, together with all amendments, modifications and supplements thereto.

(d) To the knowledge of the Seller Parties, no LIHTC Fund or any of its Subsidiaries is in breach or default in any material respect of any provision of (i) its or any other Person’s Organizational Documents or (ii) any contract or agreement to which any LIHTC Fund or any of its Subsidiaries is a party or is otherwise bound which governs or relates to the Indebtedness of any LIHTC Fund or any of its Subsidiaries.

Section 3.12. Intellectual Property.

(a) Seller Parties own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Intellectual Property owned, used, or held for use in connection with, and material to, the conduct and operation of, the Business as now conducted (the “Business Intellectual Property” and, the portion thereof that is owned by any Seller Party, the “Owned Business Intellectual Property”), including all Intellectual Property set forth in Section 3.12(a) of the Seller Disclosure Schedule, which represents all registered and applied for Owned Business Intellectual Property. Seller Parties are in compliance in all material respects with all contractual obligations relating to the Business Intellectual Property used pursuant to any license or other agreement. To the knowledge of the Seller Parties, there is no unauthorized use, disclosure, infringement or misappropriation of any Business Intellectual Property by any third party. Neither the Owned Business Intellectual Property nor, to the knowledge of the Seller Parties, the other Business Intellectual Property, nor the use, development, manufacture, marketing, license, sale or the intended use of any Business product or service currently licensed, utilized, sold, provided or furnished by Seller Parties infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary right of any other person. There is no pending or, to the knowledge of the Seller Parties, threatened claim or litigation contesting the validity, enforceability or ownership of the Owned Business Intellectual Property or, to the knowledge of the Seller Parties, other Business Intellectual Property. No Seller Parties has received any notice asserting that any Business Intellectual Property or the proposed use, sale, license or disposition thereof infringes, misappropriates or otherwise violates the Intellectual Property rights of any other person.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete list of all (i) material licenses, sublicenses and other contracts pursuant to which Seller Parties or any sublicensee thereof has granted to any person, or receives from any person, the right to use any Business Intellectual Property, and (ii) all consents, indemnifications, forbearances to sue, settlement agreements to which Seller Parties is a party relating to the Business Intellectual Property. No other material limitations or restrictions on the use or enforceability of any of the Owned Business Intellectual Property have been agreed to by any Seller Party with any third party, pursuant to a settlement agreement or otherwise, and no Owned Business Intellectual Property is subject to any exclusive license agreement. No present or former employee, officer, director or other affiliate of Seller Parties, or agent or outside contractor of Seller Parties, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Business Intellectual Property.

(c) The Software owned by Seller Parties that is material to the conduct of the Businesses as now conducted (collectively, the “Owned Proprietary Software”) is listed on Section 3.12(c)(i) of the Seller Disclosure Schedule. The Software used (but not owned) by Seller Parties that is material to the conduct of the Business as now conducted (collectively, the “Licensed Software”) is listed on Section 3.12(c)(ii) of the Seller Disclosure Schedule. Seller Parties have taken commercially reasonable steps to protect their right, title and interest in and to the Owned Proprietary Software and the Licensed Software, including, without limitation, the execution of appropriate confidentiality agreements and payment of all royalties and licensing fees.

(d) None of the Owned Proprietary Software incorporates, is distributed, integrated or bundled with, or was developed using any open source software. None of the Owned Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or conditions the use or distribution of such Owned Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Owned Proprietary Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of Seller Parties to use or distribute any Owned Proprietary Software. Seller Parties have not disclosed, and are not under any obligation to disclose, the Owned Proprietary Software in source code to any Person.

(e) To the knowledge of the Seller Parties, the Business as now conducted does not violate any terms of the license agreements for any Licensed Software. All of Seller Parties’ computer hardware has legitimately licensed software installed therein. Reasonable steps have been taken to back up electronically stored information used in the business, and Seller Parties have in place disaster recovery and security arrangements in relation to the Owned Proprietary Software and the Licensed Software.

(f) Seller Parties have taken all commercially reasonable steps to protect the Business Intellectual Property and maintain the confidentiality of their material trade secrets. To the knowledge of Seller Parties, no employee, independent contractor, consultant or agent of Seller Parties has used, infringed, misappropriated or disclosed any material trade secrets or other Business Intellectual Property, or material confidential information of any other Person, in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of Seller Parties.

(g) Upon consummation of the Restructuring and the Remainder Funds Restructuring, and as of immediately prior to the First Closing, one or more of the Subject Entities, LIHTC Funds or their respective Subsidiaries will exclusively own all Seller Parties’ right, title and interest in and to the Business Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances.

(h) The transactions contemplated by this Agreement and the other Transaction Agreements will not result in the termination of, or otherwise require the consent of any party to, the continued use, from and after the First Closing, of any Business Intellectual Property by Purchaser or any of its Affiliates (including, from and after the First Closing, the Subject Entities, LIHTC Funds and their respective Subsidiaries).

Section 3.13. Real Property.

(a) Other than the Leased Real Property, no real property is used in the operations of the Business. No Subject Entity owns, leases, licenses or otherwise occupies any real property.

(b) Seller has made available to Purchaser a complete copy of the Real Property Lease including all modifications, amendments, supplements, waivers and side letters thereto). The Parent is the tenant under the Real Property Lease, the Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by Parent, as tenant thereunder are current and no termination event or condition (other than expiration of such Real Property Lease by its terms on the scheduled termination date, rather than an accelerated termination date) exists under the Real Property Lease. The Parent has not received any notice of any, and has no knowledge of any, default under the Real Property Lease and, to the Seller’s knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under the Real Property Lease. The Parent has not transferred, mortgaged, pledged or otherwise encumbered its leasehold interest in the Real Property Lease. The Parent has not entered into any subleases, arrangements, licenses or other agreements that materially affect all or any portion of the Leased Real Property or the use of it and, to the Seller Parties’ knowledge, the Leased Real Property is free of any right of possession or claim of right of possession of any party other than the Parent or the Sellers.

(c) Parent has not received any payment nor requested any reimbursement from Landlord in respect of the Landlord’s Contribution as such term is defined pursuant to Section 5.2(b) of the Real Property Lease.

Section 3.14. Environmental Matters. Except as would not, and would not reasonably be likely to, have a Business Material Adverse Effect: (i) the Leased Real Property is, and the operations of the Business are, in compliance with all Environmental Laws; (ii) to the knowledge of the Seller Parties, no Hazardous Substances have been Released at, on or under any Leased Real Property; (iii) there are no claims, notices, orders or proceedings from any person, including any Governmental Authority, pending or, to the Seller Parties’ knowledge, threatened against any Seller Party or any of its respective Affiliates (including any Subject Entity, LIHTC Fund or any of their respective Subsidiaries) alleging any violation of Environmental Laws or the existence of any material liabilities arising under any Environmental Laws (“Environmental Liabilities”) in respect of the Leased Real Property or the Business; and (iv) neither any Subject Entity or LIHTC Fund or any of their respective Subsidiaries nor any of their respective assets or properties is, and the operations of the Business are not, subject to any order, decree, injunction or other directive of any Governmental Authority, and none of the Seller Parties or the Subject Entities, the LIHTC Funds or their respective Subsidiaries nor any of their respective assets or properties is, and the operations of the Business are not, subject to any agreement that requires any of them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities, in each case in respect of the Leased Real Property or the Business.

Section 3.15. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Subsidiaries would become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of any Seller Party or any of its Affiliates, other than Lazard, all fees and expenses of which will be paid by solely the Seller Parties.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties that:

Section 4.1. Organization and Qualification. Purchaser is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate or other power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.

Section 4.2. Authority; Non-Contravention; Approvals.

(a) Purchaser has all requisite corporate and other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party and to perform the transactions contemplated by this Agreement and such other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party and the performance by Purchaser of the transactions contemplated by this Agreement and such other Transaction Documents have been approved by all necessary corporate and other action on the part of Purchaser, and no other corporate or other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents to which Purchaser is a party and the performance by Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents to which Purchaser is a party. This Agreement has been, and upon their execution the other Transaction Documents to which Purchaser is a party will be, duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the Seller Parties and their respective Affiliates (as applicable), constitutes, and upon their execution such other Transaction Documents will constitute, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

(b) The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser will be a party and the performance of the transactions contemplated by this Agreement and such other Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the Organizational Documents of Purchaser, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which Purchaser is now a party or by which Purchaser or any of its properties or assets may be bound or affected, or (iii) violate any order, writ, injunction, decree or Law applicable to Purchaser, other than, in the case of clauses (ii) and (iii) above, as would not result in a Purchaser Material Adverse Effect.

(c) Except pursuant to the applicable requirements of HUD or state housing agencies, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party or the performance by Purchaser of the transactions contemplated by this Agreement and such other Transaction Documents, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals which, if not made or obtained, as the case may be, would not result in a Purchaser Material Adverse Effect.

Section 4.3. Financing. Purchaser (a) will have at the First Closing immediately available funds available to it which are sufficient to pay the First Closing Purchase Price to the Sellers at the First Closing in accordance with the terms of this Agreement; (b) will have at the Second Closing immediately available funds available to it which are sufficient to pay the Second Closing Purchase Price to the Sellers at the Second Closing in accordance with the terms of this Agreement; (c) has provided to the Seller Parties the excerpts of Purchaser’s financial statements set forth in Schedule 4.3(a), which financial statements, except as set forth in Schedule 4.3(a), (i) have been prepared in accordance with generally accepted accounting principles in the United States, (ii) are consistent with the books and records of Purchaser, and (iii) fairly present in all material respects the financial condition of Purchaser as of the date thereof subject to normal year end adjustments that are or would not be material in amount or effect and the lack of footnotes; and (d) has the contractual right to require its limited partner investors to fund any capital calls which may be made by Purchaser pursuant to the applicable contracts and agreements with such investors and, to the knowledge of Purchaser, no such investor has notified Purchaser of any reason why it would not fund any such capital calls that are made in connection with the consummation of the First Closing or the Second Closing.

Section 4.4. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the Seller Parties or any of their Subsidiaries would become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Affiliates.

Section 4.5. Investment Intent. Purchaser is acquiring the Entity Interests and the Fund Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

Section 4.6. HUD Approvals. Purchaser has no knowledge of any fact or circumstances relating to Purchaser or any of its Affiliates which would reasonably be likely to prevent or materially delay any approvals, consents or other actions required by HUD in connection with the transactions contemplated in this Agreement from being obtained.

Section 4.7. No Other Representations.

(a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser understands and agrees that the Seller Parties have not made, and are not making, any representation or warranty whatsoever, express or implied, with respect to the Seller Parties, their Affiliates, the Subject Entities or their Subsidiaries, the Business, the LIHTC Funds, the transactions contemplated hereby or any other matter, other than those representations and warranties of the Seller Parties expressly set forth in Article III.

(b) Purchaser acknowledges that it has been given such access to the premises, books, records and officers of the Subject Entities and their Subsidiaries and the Business and has had the opportunity to review such other data and other information with respect to the Subject Entities and their Subsidiaries and the Business as Purchaser has deemed necessary in its sole judgment to evaluate the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS

Section 5.1. Conduct of the Business. During the period from the date of this Agreement to the First Closing, except as otherwise expressly permitted under the terms of this Agreement or provided on Schedule 5.1, or upon receipt of Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Seller Parties shall, and shall cause the Subject Entities, the LIHTC Funds and their respective Subsidiaries to, conduct the Business only in the ordinary course consistent with past practice and shall, and shall cause the Subject Entities, the LIHTC Funds and their respective Subsidiaries to, use their commercially reasonable efforts to preserve intact the present organization of the Subject Entities, the LIHTC Funds and their respective Subsidiaries and the Business, keep available the services of the Business Employees, and to preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors, investors and others having business dealings with any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries or with the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the First Closing, except as otherwise expressly permitted under the terms of this Agreement or as may be required to effect the transactions contemplated by this Agreement (including the Restructuring, the Remainder Funds Restructuring and the Second Closing Restructuring), the Seller Parties shall not, and shall cause the Subject Entities, the LIHTC Funds and their respective Subsidiaries not to, do any of the following without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) sell, lease, transfer or dispose of any Assets, any assets of the Subject Entities, the LIHTC Funds or their respective Subsidiaries or any assets otherwise primarily used in the Business except in the ordinary course of business and as would not be material to the Business;

(b) any acquisition by the Subject Entities, the LIHTC Funds or their respective Subsidiaries, or otherwise by any Seller Party or any of its Affiliates (other than the Subject Entities, the LIHTC Funds or their respective Subsidiaries) for use primarily in the Business, of assets or properties for an aggregate purchase price in excess of $150,000;

(c) incur, create or assume any Indebtedness relating to the Business, or of the Subject Entities, the LIHTC Funds or their respective Subsidiaries, which exceeds $25,000 individually, or $100,000 in the aggregate, except as may be required to effect a Bridge Resolution in accordance with this Agreement, or take any action that results in an Encumbrance, other than a Permitted Encumbrance, being imposed on any Assets, any assets of the Subject Entities, LIHTC Funds or their respective Subsidiaries or any assets otherwise primarily used in the Business;

(d) enter into, adopt, amend or terminate any Company Plan as it applies to the Business Employees or the Business or any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries;

(e) materially increase the compensation or benefits of any Business Employee or pay or otherwise grant any material benefit not required by any such Company Plan to a Business Employee;

(f) except as provided in Section 5.7 of this Agreement, enter into or offer to enter into or amend, terminate or waive any right under any employment or consulting agreement or arrangement with any Business Employee;

(g) make or commit to make capital expenditures by the Subject Entities, the LIHTC Funds or their respective Subsidiaries in excess of $25,000 individually or $150,000 in the aggregate;

(h) enter into any contract or agreement that, if it were in effect as of the date hereof, would constitute a Material Contract, or amend or terminate any Material Contract;

(i) amend the Organizational Documents of any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries;

(j) merge or consolidate any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries with any other Person;

(k) liquidate or dissolve or adopt any plan of complete or partial liquidation or dissolution;

(l) issue, sell, otherwise dispose of, repurchase or redeem any capital stock or other equity or ownership interests or securities of, or Indebtedness of, any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries, or grant any options, warrants, calls, rights or commitments or any other agreements of any character obligating any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries to issue any capital stock or other equity or ownership interests or securities, or any Indebtedness, thereof;

(m) declare, set aside or pay any dividend or other distribution with respect to any capital stock or other equity or ownership interests or securities of any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries, other than (i) dividends or other distributions payable to any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries, (ii) dividends or other distributions of Paid Management Fees (which, for the avoidance of doubt, shall reduce the First Closing Purchase Price as provided in Section 2.3), or (iii) the LP Sale Proceeds;

(n) change any accounting or Tax procedure or practice, make or change any Tax election or settle or compromise any Tax liability, or amend any material Tax Return, in each case relating to the Business or any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries and that may adversely affect Purchaser, the Business, or any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries after the First Closing Date (or, in the case of the Acquired Remainder Funds, the Second Closing Date) with respect to taxable periods or portions thereof beginning after the First Closing Date (or, in the case of the Acquired Remainder Funds, the Second Closing Date), in each case except as required by Law or by the independent auditors of such Persons;

(o) waive or release any material claim or right relating to the Business or of any of the Subject Entities, the LIHTC Funds or their respective Subsidiaries;

(p) redeem, repurchase, prepay, defease, incur or otherwise acquire any indebtedness for borrowed money, or otherwise make an advance or payment with respect to the Advanced Loans, except for the payment of accrued interest;

(q) request or accept or acknowledge receipt of any reimbursement from Landlord in respect of any Landlord Contribution, as such term is defined pursuant to Section 5.2(b) of the Real Property Lease;

(r) release or otherwise utilize Fund Cash Balances other than in the ordinary course of business consistent with past practice; or

(s) agree or otherwise commit to do any of the foregoing.

Notwithstanding any of the foregoing, the Seller Parties, Subject Entities, LIHTC Funds or their respective Subsidiaries shall be permitted to take any action (a “Fiduciary Duty Action”), or cause any action to be taken, which, the Seller Parties, Subject Entities, LIHTC Funds or their respective Subsidiaries reasonably believe would be required to prevent the Seller Parties, the Subject Entities or their respective Subsidiaries from violating any fiduciary duty owed by them in their capacity as the general partner of any of the LIHTC Funds, provided that (i) the Seller Parties, Subject Entities, LIHTC Funds or their respective Subsidiaries provide Purchaser with electronic or written notice (a “Fiduciary Duty Action Notice”) four Business Days prior to taking any Fiduciary Duty Action, (ii) the Fiduciary Duty Action does not involve or result in any payment or disbursement to the Seller Parties or their respective Subsidiaries and (iii) the Seller Parties, Subject Entities, LIHTC Funds or their respective Subsidiaries (as the case may be) take only the actions required to be taken in order to not violate any fiduciary duty owed by them in their capacity as the general partner of any of the LIHTC Funds. If Purchaser reasonably believes such Fiduciary Duty Action is materially adverse to the Business or the value of the LIHTC Funds, Purchaser shall provide electronic or written notice (a “Fiduciary Duty Action Dispute Notice”) to the Seller Parties within four Business Days of receipt of a Fiduciary Duty Action Notice indicating that Purchaser believes the Fiduciary Duty Action will be materially adverse to the Business or the value of the LIHTC Funds. In the event that Purchaser does not provide a timely Fiduciary Duty Action Dispute Notice, the Fiduciary Duty Action taken by the Seller Parties, Subject Entities, LIHTC Funds or their respective Subsidiaries shall not have any effect on the First Closing Purchase Price and shall not result in a First Closing Purchase Price adjustment. If Purchaser timely delivers a Fiduciary Duty Action Dispute Notice, the Seller Parties and Purchaser will enter into good faith negotiations regarding a First Closing Purchase Price adjustment.

Section 5.2. Access to Information. The Seller Parties shall, and shall cause their respective Affiliates to, provide Purchaser and its officers (or individuals in similar positions), directors (or individuals in similar positions), employees, agents, counsel, accountants, financial advisors, consultants and other representatives (each, a “Representative”) with reasonable access during normal business hours, upon reasonable prior notice, to all Representatives, assets and properties, and the books and records, of the Subject Entities and the LIHTC Funds and their respective Subsidiaries and the books and records of the Seller Parties and their respective controlled Affiliates (other than the Subject Entities, the LIHTC Funds and their respective Subsidiaries) relating to the Subject Entities, the LIHTC Funds and their respective Subsidiaries, the Assets, the Assumed Liabilities and the Business; provided, that such access does not unreasonably interfere with the normal operations of the Seller Parties. The Seller Parties shall, and shall cause their respective Subsidiaries to, furnish Purchaser and its Representatives with all such information and data (including copies of contracts, Company Plans and other books and records) concerning the Subject Entities, LIHTC Funds and their respective Subsidiaries, the Assets, the Assumed Liabilities and the Business and their respective operations as Purchaser or any of its Representatives may reasonably request in connection with such investigation or its rights under this Section 5.2; provided, however, that (i) the auditors and outside accountants of the Seller Parties shall not be obligated to make work papers available unless Purchaser has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such auditors or accountants, as applicable, (ii) the Seller Parties shall not be obligated to make any information available that would, in the reasonable judgment of Parent, violate or jeopardize any applicable attorney client privilege or any applicable contractual confidentiality obligation (it being understood that the Seller Parties shall use commercially reasonable efforts to cause such contractual obligation to be waived with respect to the exercise of Purchaser’s rights under this Section 5.2 and the access to information hereunder). All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of July 9, 2008, between JEN Partners LLC and Parent.

Section 5.3. Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Seller Parties and Purchaser shall comply as promptly as practicable with any other Laws that are applicable to any of the transactions contemplated hereby or by the other Transaction Documents and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. Each of the Seller Parties and Purchaser shall furnish to the others such information and assistance as the other may reasonably request in connection with their preparation of any filing, registration or declaration which is necessary under Laws in connection with the transaction contemplated by the Transaction Documents. Purchaser and the Seller Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement or the other Transaction Documents) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing). The parties hereto shall use their respective commercially reasonable efforts and take all necessary action to obtain any consent, approval, order or authorization of any Governmental Authority under United States antitrust or competition laws, necessary in connection with the transactions contemplated hereby or to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

(b) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the First Closing and the Second Closing to occur as promptly as practicable.

(c) Purchaser shall use its commercially reasonable efforts to obtain as promptly as practicable all Permits required by Law for Purchaser to conduct the Business following the First Closing. The Seller Parties shall, and shall cause their respective Affiliates to, provide reasonable assistance to Purchaser to obtain such Permits, but shall not be required to incur any material out of pocket expenses in providing such assistance.

(d) The Seller Parties shall, and shall cause their respective Affiliates to, obtain as promptly as practicable all consents, approvals and waivers required to be obtained from any third Persons in connection with the consummation of the First Closing, the Second Closing and the other transactions contemplated by this Agreement and the other Transaction Documents and so that all Permits, contracts and other agreements of the Subject Entities and their Subsidiaries will remain in full force and effect from and after the First Closing, and Purchaser shall reasonably cooperate with the Seller Parties and their respective Affiliates in connection with obtaining such consents, approvals and waivers. The Seller Parties shall keep Purchaser fully informed of any communications with, and any inquiries or requests for additional information from, and any offers made, any conditions imposed or required, by any such third Person in connection with so obtaining such Person’s consent, as well as the status thereof. In the event that any such Person imposes or requires any conditions to the receipt of such Person’s consent that is required in connection with the consummation of the First Closing, the Second Closing or any of the other transactions contemplated by this Agreement and the other Transaction Documents, the Seller Parties, on the one hand, and Purchaser, on the other hand, shall reasonably cooperate with each other in good faith to agree upon the manner in which such conditions shall be satisfied. Nothing in this Section 5.3(d) shall require Purchaser or any of its Affiliates to incur any material out of pocket expenses, make any material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval or waiver.

(e) Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that it shall be responsible for and assume all Informational Technology Transition Costs and the Seller Parties shall have no responsibility therefor.

(f) Parent shall provide or cause to be provided, certain information technology and migration consulting services as more specifically described in the Transitional Services Agreement. For the avoidance of doubt, the obligation of Parent to provide such services up to an aggregate value of $90,000 pursuant to, and in accordance with, the Transitional Services Agreement will not in any way abrogate or diminish Purchaser’s obligation to assume and discharge the Information Technology Transition Costs.

Section 5.4. Notification.

(a) From time to time prior to the First Closing, the Seller Parties shall notify Purchaser with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty that has been rendered inaccurate thereby.

(b) No notice given pursuant to this Section 5.4 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement, including for purposes of determining the satisfaction of any condition contained herein, or shall in any way limit or affect any party’s rights or obligations under Article VII.

Section 5.5. Tax Matters.

(a) Parent shall, to the maximum extent that it or any of its Affiliates is authorized, or otherwise has the right or ability, to do so, timely prepare and file (or cause to be timely prepared and filed) (i) all Tax Returns that are required to be filed by or with respect to a Subject Entity or a Subsidiary of a Subject Entity on a consolidated, combined or unitary basis with at least Parent or one Affiliate of Parent that is not a Subject Entity or a Subsidiary of a Subject Entity for taxable years or periods beginning on or before the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) and (ii) all other Tax Returns required to be filed with respect to any Subject Entity, Subsidiary of a Subject Entity or the Business that are due (taking into account requests for extensions to file such returns) on or before the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date). In the case of the Tax Returns described in this Section 5.5(a), Parent shall prepare (or cause to be prepared) such Tax Returns in accordance with applicable law and past practices of the Subject Entities, the Subsidiaries of the Subject Entities or the Business, as applicable. In each case, Parent shall timely remit (or cause to be timely remitted) any Taxes shown as due on such Tax Returns to the extent such Taxes are attributable to a consolidated, combined or unitary group described in clause (i) of the preceding sentence or to the extent such Taxes are allocable to a Pre-Closing Tax Period. Notwithstanding the foregoing or anything else in this Section 5.5 to the contrary, Parent shall be obligated under this Section 5.5 with respect to Taxes, Tax Returns or other Tax matters of any LIHTC Fund to the maximum extent Parent or any of its Affiliates is so authorized, or otherwise has the right, under the applicable Organizational Documents of such LIHTC Fund (as such Organizational Documents are in effect on, with respect to any such LIHTC Fund comprising First Closing Interests, the First Closing Date and, with respect to any such LIHTC Fund comprising Second Closing Interests, the Second Closing Date) to perform such obligations (and doing so would not conflict with the authority or rights of any other Person to perform such obligations and such Person shall have timely performed such obligations under such Organizational Documents); provided that Parent and its Affiliates shall be obligated under this Section 5.5 to pay or make any payment on account of any Taxes of such LIHTC Fund to the extent obligated to do so under such Organizational Documents.

(b) Except as described in Section 5.5(a), Purchaser shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns with respect to the Subject Entities, and Subsidiaries of the Subject Entities or the Business. Purchaser shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns, provided, however, that Parent shall promptly (and, in any event, within twenty (20) Business Days of a written request made by Purchaser therefor) reimburse Purchaser for the portion of such Tax that relates to a Pre-Closing Tax Period; provided, further, that Purchaser shall file any Tax Return that relates (in whole or in part) to a Pre-Closing Tax Period in accordance with applicable law and past practices of the Seller Parties, and shall, at least twenty (20) Business Days prior to the due date of any such Tax Return, provide a copy of such Tax Return for Parent’s review. Purchaser shall not file or cause its Affiliates (including the Subject Entities and their Subsidiaries) to file any Tax Return that relates (in whole or in part) to a Pre-Closing Tax Period without Parent’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed.

(c) In the case of Taxes that are payable with respect to a taxable period beginning on or prior to and ending after the First Closing Date (or in the case of Taxes that are payable with respect to the Subject Entities and their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) shall be: (i) in the case of Taxes imposed on a periodic basis with respect to one or more assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of Taxes other than those described in (i) deemed equal to the amount which would be payable if the taxable year ended on the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) (and for such purpose, the taxable period of any partnership or other pass through entity in which the Subject Entities or their Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

(d) All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be borne jointly and severally by the Seller Parties. The Seller Parties and Purchaser shall reasonably cooperate with each other in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(e) Purchaser and the Seller Parties shall (and shall cause their Affiliates to) reasonably cooperate with each other, as and to the extent reasonably requested by any other party hereto, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of any other party hereto) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting Section 5.11(b), Purchaser and the Seller Parties agree to, for a period of seven years, (x) retain all material books and records with respect to Tax matters pertinent to the Subject Entities and their Subsidiaries, in each case relating to any Tax period beginning on or before the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date), and to abide by all record retention agreements entered into with any Tax Authority, and (y) give the other party at least 10 days written notice prior to destroying or discarding any such books and records and, if the other party so requests within 10 days following such notice, Purchaser or the Seller Parties, as the case may be, shall allow the other party (or parties) to take possession of such books and records.

(f) To the maximum extent permitted by applicable Law, Purchaser shall cause the Subject Entities and their Subsidiaries not to carry back losses, credits or other items arising after the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) to periods beginning before the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date) in which such Subject Entity or Subsidiary of a Subject Entity was included in a consolidated, combined or unitary Tax group but, instead, to carry forward such losses, credits or other items. Purchaser shall and shall cause its Affiliates (including, following the First Closing or the Second Closing, as applicable, the Subject Entities and each of their Subsidiaries) to complete and execute such waivers and elections as are necessary under applicable Law for such purpose.

(g) The Seller Parties shall, and shall cause their respective Affiliates to, cause any tax sharing agreement or similar arrangement with respect to Taxes involving a Subject Entity or any of their respective Subsidiaries to be terminated effective at or prior to the First Closing Date (or in the case of the Subject Entities or any of their Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the Second Closing, the Second Closing Date), to the extent any such agreement or arrangement relates to a Subject Entity or any of their respective Subsidiaries and after the First Closing no Subject Entity or any of their respective Subsidiaries shall have any liability or obligation under any such agreement or arrangement for any past, present or future period.

(h) Purchaser shall have the right (but not the obligation) to request that an election under Section 754 of the Code be made in connection with the direct or indirect acquisition by Purchaser (or its designee) of an interest in any Subject Entity or Subsidiary of a Subject Entity that is treated as a partnership for U.S. federal income tax purposes. In the event that Purchaser requests that any such election be made, the Seller Parties shall cooperate with Purchaser to cause an election under Section 754 of the Code and the Treasury Regulations thereunder (and any correlative election under applicable state and local law) to be made by each such Subject Entity or any of their respective Subsidiaries.

Section 5.6. Leased Real Property.

(a) Each party will reasonably cooperate with each other and use its commercially reasonable efforts (but without any obligation on the part of any of them to make any payment of money) from the date of this Agreement to the First Closing Date to obtain the consent of such Persons to the assignment or novation of the rights and obligations of the Seller Parties and their Affiliates (as applicable), or to the ability to take any other action necessary to achieve an assignment of such Seller Parties’ and their Affiliates’ rights and obligations, under the Real Property Lease with respect to the Purchaser Leased Space only and a corresponding assumption by Purchaser (or its designee as approved by Landlord) of such rights and obligations under the Real Property Lease with respect to the Purchaser Leased Space only, such that Purchaser or its designee will have direct privity of contract with the Landlord with respect to such assigned rights and obligations relating to the Purchaser Leased Space and the Seller Parties and their Affiliates will thereupon be released from all liability and obligations under the Real Property Lease with respect to the Purchaser Leased Space that accrue following the date of such assignment and assumption (any such assignment, novation or assumption pursuant to this Section 5.6(a), the “Direct Lease Resolution”). Purchaser shall have no obligation to effect the Direct Lease Resolution and the Direct Lease Resolution shall not be deemed to have occurred unless and until (A) either (i) The tenant under the Real Property Lease and Purchaser or its permitted designee (the “Assignee”) have entered into a partial assignment of the Real Property Lease with respect to the Purchased Leased Space in form reasonably satisfactory to Landlord and Purchaser and that includes the terms set forth on Exhibit E attached hereto (the “Partial Assignment”) and the Landlord has consented in writing to such partial assignment or (ii) Landlord and Assignee have entered into a new direct lease for the Purchaser Leased Space, in form reasonably satisfactory to Landlord and Purchaser (the “New Lease”), (B) Purchaser has received the Lease Estoppel, duly executed by Landlord on or after the day that is thirty (30) days prior to the First Closing, or other assurances reasonably acceptable to Purchaser and Parent, each evidencing that there are no defaults or breaches under the Real Property Lease or other conditions that will adversely affect in any respect Assignee’s right to possess, access or otherwise quietly enjoy the Purchaser Leased Space and that Assignee will not be responsible for any rights, obligations or liabilities of Parent or its Affiliates with respect to the Leased Real Property other than the Purchaser Leased Space. Notwithstanding the foregoing, or anything to the contrary in this Agreement, Purchaser may, in its sole and absolute discretion, but shall have no obligation to, waive receipt of the Lease Estoppel in order to effectuate the Direct Lease Resolution.

(b) If consent to the Direct Lease Resolution is not obtained as contemplated by Section 5.6(a) or an attempted assignment of the rights and obligations under the Real Property Lease with respect to the Purchaser Leased Space would materially and adversely affect the rights and obligations of the Seller Parties or their Affiliates hereunder, in Seller Parties’ reasonable discretion, or would materially and adversely affect Purchaser or any of its Affiliates hereunder or otherwise, in Purchaser’s reasonable discretion, the Seller Parties and Purchaser shall reasonably cooperate to seek the consent of Landlord to a sublease of the Purchaser Leased Property (the “Sublease”) from the Seller Parties or their Affiliates to Purchaser or its designee (the “Subtenant”) from and after the First Closing as provided in this Section 5.6(b) and to enter into such Sublease (the execution of such Sublease pursuant to and in accordance with, and the satisfaction of the other requirements set forth in this Section 5.6(b), the “Sublease Resolution”). In the event the parties mutually agree to sublease the Purchaser Leased Space to Purchaser from the Parent, as soon as reasonably practicable after such determination, the parties will enter into good faith discussions with respect to such Sublease (including the terms related thereto) and shall prepare one or more agreements to be entered into by the parties (or their respective Affiliates) with respect to such Sublease, which shall: (1) incorporate all material terms and obligations of the Real Property Lease relating to the Purchaser Leased Space, including the terms set forth on Exhibit E attached hereto, (2) provide that in the event of any default of a payment obligation to be made by any Seller Party or any of its Affiliates pursuant to the Transitional Services Agreement, Purchaser (or its designee) will be entitled to a direct and equal offset against any amounts payable to any Seller Party or any of its Affiliates under the Sublease, (3) provide that in the event of any material default of a payment obligation to be made by Purchaser (or its designee) to the Seller Parties (or their Affiliates) pursuant to the Sublease, Seller Parties (or their Affiliates) will be entitled to a direct and equal offset against any amounts payable to Purchaser (or its Affiliates) under the Management Agreement, and (4) contain such other terms and conditions as shall be reasonably acceptable to Purchaser and Parent; provided, however, that neither Purchaser nor its designee shall have any obligation to enter into the Sublease and the Sublease Resolution shall not be deemed to have occurred unless and until Purchaser has received: (A) the Lease Estoppel, duly executed by Landlord on or after the day that is thirty (30) days prior to Closing, or other assurances reasonably acceptable to Purchaser, each evidencing that there are no defaults or breaches under the Real Property Lease or other conditions that will adversely affect in any respect Purchaser’s or its designee’s right to possess, access or otherwise quietly enjoy the Purchaser Leased Space, (B) written consent of Landlord to the Sublease, and (C) a non-disturbance agreement, in form reasonably satisfactory to Purchaser, executed by Landlord, providing that, in the event of a default by Seller or its Affiliates under the Real Property Lease or a termination thereof, that Landlord will not disturb Subtenant’s tenancy under the Sublease and that such Sublease shall become a direct tenancy between Landlord and Subtenant, so long as Subtenant is not in default under its obligations under the Sublease beyond any notice and cure periods (the “Non-Disturbance Agreement”). Notwithstanding the foregoing, Purchaser may, in its sole and absolute discretion, but shall have no obligation to, waive receipt of the Lease Estoppel in order to effectuate the Sublease Resolution. The Sublease Resolution and the Direct Lease Resolution, shall be referred to in this Agreement as the “Lease Resolution”.

(c) Purchaser (and its Affiliates) and the Seller Parties shall cooperate in good faith in negotiating and determining the Lease Resolution with the Landlord and shall provide each other with reasonable assistance to ensure a Lease Resolution is resolved to the reasonable satisfaction of the parties, including, without limitation, using commercially reasonable efforts to obtain or effect the Lease Estoppel and, if applicable, the Non-Disturbance Agreement. Purchaser and the Parent shall use commercially reasonable efforts to involve the other party in any and all significant discussions and negotiations with the Landlord concerning the Lease Resolution.

Section 5.7. Employee Matters.

(a) Purchaser (or any Affiliate) shall offer to hire, effective as of the First Closing Date, substantially all of the Business Employees, in each case on terms and conditions of employment that shall include generally employee benefits no less favorable to such Business Employees than those provided to similarly situated employees of Purchaser. All such offers of employment shall be made at a time that is mutually agreeable to Purchaser and Parent, provided that such offers shall be made at least five Business Days prior to the First Closing Date, and all offers shall be subject to the consummation of the First Closing. The Business Employees who accept such offers and commence employment with Purchaser (or any of its Affiliates) pursuant to this Section 5.7(a) shall be referred to herein as “Transferred Employees”.

(b) At or prior to the First Closing Date, the Seller Parties or their Affiliates shall settle all awards payable in the common stock of Parent (“Stock Awards”) granted to any Transferred Employee in relation to the Deferred Compensation Agreements, whether such Stock Awards are due or payable before or after the First Closing Date, in full satisfaction of all then outstanding obligations under all such Stock Awards.

(c) Other than with respect to those portions of Deferred Compensation Agreements not relating to Stock Awards, which shall be assumed by Purchaser, neither Purchaser nor its Affiliates shall assume or have any direct or indirect liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due, or otherwise, to any Transferred Employee (or to any dependent, survivor, or beneficiary thereof) arising out of or in relation to such Transferred Employee’s employment with the Seller Parties or their Affiliates or the termination of such employment, in either case prior to the First Closing, or any other event or circumstance occurring prior to the First Closing. The Seller Parties or their Affiliates (other than the Subject Entities) shall retain responsibility for and continue to pay all medical, life insurance, disability, and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his covered dependents prior to the First Closing Date. For purposes of this Section 5.7(c), a claim is deemed incurred (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs, (iii) in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs, and (iv) otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications are properly and timely completed and submitted). The Seller Parties or their Affiliates (other than the Subject Entities) shall retain all, and neither Purchaser nor its Affiliates shall assume any, such liabilities or responsibilities described in this Section 5.7(c) relating to any Business Employee who does not become a Transferred Employee, regardless of when such liabilities or responsibilities arise.

(d) Without limiting any provision of this Section 5.7, Purchaser shall take (or cause to be taken) the following actions with respect to each Transferred Employee under any Plans for which such employee may become eligible after the First Closing: (i) waiving any limitations regarding pre existing conditions and eligibility waiting periods under any welfare Plan maintained by Purchaser or any of its Affiliates on and after the Closing to the extent such pre existing condition or waiting period did not apply to the Transferred Employee under a comparable Plan applicable to such Transferred Employee immediately prior to the First Closing and to the extent permitted under the terms of the applicable Plan, (ii) providing each Transferred Employee with credit for any co payments and deductibles paid prior to the First Closing for the calendar year in which the First Closing occurs, in satisfying any applicable deductible or out of pocket requirements under such welfare Plan, (iii) assuming from the Seller Parties or their Affiliates the liabilities for accrued sick leave or paid time off to which such Transferred Employee is entitled as of immediately prior to the First Closing as set forth on Schedule II as of June 19, 2009 and subject to adjustments thereto by the Sellers Parties (which adjustments shall be subject to the reasonable approval of Purchaser) at the First Closing only to reflect any such liability for sick leave or paid time off that shall have accrued, or shall have been used, after June 19, 2009 through immediately prior to the First Closing; provided, however, that, in the event that any Transferred Employee terminates their employment with Purchaser or its Affiliate on or before December 31, 2009, Guarantor shall reimburse Purchaser for any and all amounts actually paid to or for the benefit of such Transferred Employee with respect to any unused accrued sick leave or paid time off in an amount not to exceed ten (10) days worth of such leave or time; and (iv) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under all Plans applicable to the Transferred Employees, treating all service by the Transferred Employees with the Sellers or their Affiliates before the First Closing as service with Purchaser and its Subsidiaries, except to the extent such recognition of service results in a duplication of benefits.

(e) Prior to the First Closing, Parent shall take all action necessary under Parent’s 401(k) Savings Plan (the “Parent’s Savings Plan”) to permit each Transferred Employee who is a participant in the Parent’s Savings Plan to have any portion of an “eligible rollover distribution” (as defined in Section 402(c)(4) of the Code) transferred in a “direct rollover” (as defined in A 3 of Treasury Regulation § 1.401(a)(31) 1) to a tax qualified defined contribution plan maintained by Purchaser (the “Purchaser’s Savings Plan”), to the extent such Transferred Employee is then a participant in Purchaser’s Savings Plan, including a “direct rollover” of any note evidencing a participant loan under the Parent’s Savings Plan. Any rollover contemplated by this Section 5.7(e) shall be subject to the terms and conditions of Purchaser’s Savings Plan. In addition, prior to the First Closing, Parent shall take all action necessary under the Parent’s Savings Plan to cause the account of each Transferred Employee who is a participant in the Parent’s Savings Plan to be fully vested and nonforfeitable.

(f) As of the First Closing Date, Purchaser shall agree to cause Purchaser’s employee benefit plans to accept a “spin off” of the flexible spending reimbursement accounts (comprising the health care spending account plan and dependent care expense account plan) for Transferred Employees from the applicable Seller’s flexible spending plan and to honor and continue through the end of the calendar year in which the First Closing Date occurs the elections made by each Transferred Employee under the applicable Seller’s flexible spending plan in respect of each flexible spending reimbursement account, to the extent Seller transfers to Purchaser all of the Transferred Employee’s dependent care expense account or health care spending account balance, in each case that has been withheld or funded but not distributed to the applicable Transferred Employee as of the First Closing Date.

(g) Nothing herein is intended to limit the right of Purchaser or its Affiliates to (i) terminate the employment of any Transferred Employee at any time, (ii) change or modify any Plan or arrangement at any time and in any manner, or (iii) change or modify the terms or conditions of employment for any employees. Nothing herein shall be construed (x) to confer on any Person, other than the parties hereto, their successors, and permitted assigns, any benefit under or right to enforce the provisions of this Section 5.7, (y) to cause any Person to be a third party beneficiary of this Agreement, or (z) as an amendment or waiver of any Plan.

(h) Upon the First Closing, Parent shall transfer to Purchaser (or any Affiliate) master copies of all personnel files relating to Transferred Employees, including without limitation current and historic payroll information and information relating to flexible spending account balances and deductible and out of pocket balances for medical benefit plan participants.

(i) The Seller Parties shall provide, or cause to be provided, to each Transferred Employee (and each such individual’s “qualified beneficiaries” within the meaning of Consolidated Omnibus Budget Reconciliation Act (“COBRA”)) whose “qualifying event” (within the meaning of COBRA) occurs on or prior August 31, 2009 with such COBRA continuation coverage as any such individual has elected or may elect. Purchaser shall provide, or cause to be provided, COBRA continuation coverage to any Transferred Employee (and each such individual’s qualified beneficiaries) whose qualifying event occurs after August 31, 2009.

Section 5.8. Public Announcements. Each party’s initial press release with respect to the execution of this Agreement shall be subject to the prior review of the other. Prior to the First Closing, neither Purchaser nor any Seller Party nor any of their respective Affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without, in the case of any such release, announcement or statement by Purchaser or any of its Affiliates, the consent of Parent and, with respect to any such release, announcement or statement by any Seller Party or any of its Affiliates, the consent of Purchaser, in each such case which consent will not be unreasonably withheld; provided, that, notwithstanding the foregoing, any party hereto may make any disclosure with respect to this Agreement or the transactions contemplated hereby to the extent that such disclosure is required by Law or by any listing agreement with a national securities exchange or trading market (it being understood that, prior to making any such disclosure, such party shall use all reasonable efforts to consult the other parties hereto with respect to such disclosure).

Section 5.9. Credit Support.

(a) Following the First Closing, Purchaser shall use commercially reasonable efforts to cause itself (or an Affiliate reasonably acceptable to Parent) to be substituted as a guarantor or obligor, only with respect to periods after the First Closing, under any guarantee (including for performance under any contract), support agreement, credit agreement, letter of credit or the like for the benefit of the Subject Entities and their Subsidiaries that are set forth on Schedule 5.9 and relate to the First Closing Funds and, in furtherance thereof, Purchaser agrees to indemnify and hold harmless the Seller Parties and their Affiliates from any liability incurred by the Seller Parties or their Affiliates and arising after the First Closing with respect to any such guarantee, support agreement, credit agreement, letter of credit or like item. Following the Second Closing, Purchaser shall use commercially reasonable efforts to cause itself (or an Affiliate reasonably acceptable to Parent) to be substituted as a guarantor or obligor, only with respect to periods after the Second Closing, under any guarantee (including for performance under any contract), support agreement, credit agreement, letter of credit or the like for the benefit of the Subject Entities and their Subsidiaries that are set forth on Schedule 5.9 and relate to the Acquired Remainder Funds and, in furtherance thereof, Purchaser agrees to indemnify and hold harmless the Seller Parties and their Affiliates from any liability incurred by the Seller Parties or their Affiliates and arising after the Second Closing with respect to any such guarantee, support agreement, credit agreement, letter of credit or like item.

(b) Purchaser acknowledges that the Seller Parties or their Affiliates (other than the Subject Entities and their Subsidiaries) have entered into the arrangements listed in Schedule 5.9, pursuant to which (i) guarantees (including of performance under contracts, leases or agreements), letters of credit or other credit arrangements, including surety and performance bonds, have been issued by or for the account of the Seller Parties or their Affiliates (other than the Subject Entities and their Subsidiaries) or (ii) the Seller Parties or their Affiliates (other than the Subject Entities and their Subsidiaries) are the primary or secondary obligors on debt instruments, financing or other contracts or agreements, in any case to support or facilitate business transactions by the Subject Entities and their Subsidiaries. Such arrangements are referred to herein as the “Credit Support Arrangements.” With respect to such Credit Support Arrangements: (i) that relate to the First Closing Funds, prior to the First Closing, Purchaser shall (A) obtain replacement Credit Support Arrangements therefor, (B) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or (C) arrange for Purchaser or one of its Affiliates to be substituted as the obligor thereunder; and (ii) that relate to the Acquired Remainder Funds, prior to the Second Closing, Purchaser shall (A) obtain replacement Credit Support Arrangements therefor, (B) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or (C) arrange for Purchaser or one of its Affiliates to be substituted as the obligor thereunder.

(c) The Sellers shall (and shall cause their Affiliates to) satisfy and perform their obligations with respect to Ambac Guaranteed Funds 2030 (MMA Financial Ambac Affordable Housing III A, L.P.) and 2039 (MMA Financial Ambac Affordable Housing V, L.P.) (collectively, the “Ambac Funds”), including, without limitation the obligations under the letter of credit (including any replacement or additional letter of credit, the “Ambac Letter of Credit”), and the parties acknowledge that these obligations shall remain the obligations of the Sellers or their Affiliates after the First Closing and shall be deemed Excluded Liabilities for all purposes under this Agreement and the other Transaction Documents. Notwithstanding the foregoing obligations of the Sellers and their Affiliates to maintain the obligations with respect to the Ambac Letter of Credit and the Ambac Funds, Purchaser or its Affiliates shall, in connection with its managerial and operational oversight of the applicable properties within the Ambac Funds, manage the Ambac Funds after the First Closing in a manner that is consistent in all material respects with the manner in which Purchaser and its Affiliates manage similar LIHTC Funds comprising the Business.

Section 5.10. Certain Actions. The Seller Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to consummate, at or prior to the First Closing, the Restructuring, the Remainder Funds Restructuring, and a Bridge Resolution.

Section 5.11. Further Assurances; Post Closing Covenants.

(a) From time to time after the First Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement and the other Transaction Documents. If any party to this Agreement following the First Closing shall have in its possession any asset or right that under this Agreement should have been delivered to the other, such party shall promptly deliver such asset or right to the other.

(b) Following the First Closing, each party will afford the other party and its Representatives (i) such access as the other party may reasonably request to all books, records and other data and information relating to the Subject Entities and their Subsidiaries and the LIHTC Funds; and (ii) the right to make copies and extracts therefrom at the cost of the party requesting such copies and extracts. Further, each party agrees for a period extending seven years after the First Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten day period after such offer is made.

(c) Following the First Closing, Purchaser shall provide (or cause to be provided) to the Seller Parties, their Affiliates and their respective Representatives reasonable access to all personnel, offices, employees and properties of the Subject Entities, the LIHTC Funds and their respective Affiliates and the books and records and other data and information relating to the Subject Entities, their Subsidiaries, the LIHTC Funds, the Project Partnerships and their respective Affiliates for purposes of allowing the Seller Parties and their Affiliates to prepare, investigate or restate financial statements of the Seller Parties or their Affiliates (including the LIHTC Funds and the Project Partnerships) at no cost to the Seller Parties or their Affiliates; provided, however, that the total number of employee hours that Purchaser must commit in connection with the performance of its obligations under this Section 5.11(c) shall not exceed 4,000 hours in the aggregate and such obligations shall not extend past the date that is 18 months after the First Closing Date.

Section 5.12. Exclusive Dealings. During the period from the date of this Agreement through the earlier of the Second Closing and August 31, 2009, or the earlier termination of this Agreement pursuant to the terms hereof, no Seller Party shall, and the Seller Parties shall cause their respective Affiliates and Representatives not to, directly or indirectly take any action to encourage (by way of furnishing information or otherwise), initiate or engage in discussions or negotiations (whether preliminary or definitive) with, or provide any information to, participate in or facilitate in any manner any effort or attempt by, or enter into any agreement with, any Person (other than Purchaser and its Affiliates or Representatives) concerning (each of the following, an “Acquisition Proposal”): (a) any direct or indirect acquisition of the equity or other ownership interests of any Subject Entity or LIHTC Fund or any of their respective Subsidiaries; (b) any direct or indirect merger, share or equity or ownership interest exchange, sale of a material portion of the assets or similar transaction or any business combination or change of control of any Subject Entity, LIHTC Fund or any of their respective Subsidiaries or of any portion of the Business; or (c) otherwise seek to directly or indirectly do any of the foregoing. The Seller Parties shall, and shall cause their respective Affiliates and Representatives to, deal exclusively with Purchaser and its Affiliates and Representatives with respect to the transactions contemplated by this Agreement or any other direct or indirect sale, transfer or disposition of any portion of the Business or the equity or other ownership interests in, or the assets and properties of, any Subject Entity, LIHTC Fund or any of their respective Subsidiaries during the term of this Agreement. Promptly after the execution of this Agreement, the Seller Parties shall, and shall cause their respective Affiliates and Representatives to, cease any existing discussions or negotiations, if any, with any Persons (other than Purchaser and its Affiliates and Representatives) conducted heretofore with respect to any Acquisition Proposal and request the return or destruction of any confidential information concerning the Business or any Subject Entity, LIHTC Fund or any of their respective Subsidiaries that has been provided to any such Person in connection therewith.

Section 5.13. Confidentiality. For a period of two years following the First Closing Date, the Seller Parties shall, and shall cause their respective Affiliates, directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors, financing sources or other representatives (each a “Seller Representative”) to, maintain in confidence any information concerning the Subject Entities, the LIHTC Funds and their respective Subsidiaries, the Assets, the Assumed Liabilities, the Business and their respective operations, and all terms and conditions of this Agreement or the negotiations relating to this Agreement (the “Confidential Information”). Such Confidential Information shall not be disclosed or used by the Seller Parties or a Seller Representative without Purchaser’s prior written consent unless (i) required to disclose such Confidential Information pursuant to any judicial order or applicable Law or at the request of any regulatory authority or (ii) such Confidential Information is disclosed in an action or proceeding brought by a party to this Agreement in pursuit of its rights or in the exercise of its remedies under this Agreement. If the Seller Parties or a Seller Representative become legally compelled to disclose any such information or documents, the Seller Party or Seller Representative, as applicable, shall use commercially reasonable efforts to provide Purchaser with prompt written notice before such disclosure to enable Purchaser either to seek, at its expense, a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 5.13 or both.

Section 5.14. Fund Cash Balance Certificate. At the First Closing, Parent shall deliver to Purchaser a certificate (the “Fund Cash Balance Certificate”), duly executed by an authorized officer of Parent in form and substance reasonably satisfactory to Purchaser, (a) certifying the amount of the Fund Cash Balance for each of the LIHTC Funds as of the First Closing Date, (b) providing a list, by LIHTC Fund, of all outstanding Fund Cash Balances as of the First Closing Date and the controlling depository account owner, and (c) attaching true, correct and complete copies of the supporting bank report as of the First Closing Date. At the First Closing, Parent shall deliver to Purchaser all applicable monthly bank statements, for the six months preceding the month in which the First Closing occurs and, if available, for the month in which the First Closing occurs, supporting the Fund Cash Balances for the LIHTC Funds that are described in the Fund Cash Balance Certificate. In the event that all applicable monthly bank statements for the month in which the First Closing occurs are not available, and shall have not been delivered to Purchaser at the First Closing pursuant to the immediately preceding sentence, as promptly as practicable after such monthly bank statements become available, Parent shall deliver such monthly bank statements to Purchaser.

Section 5.15. Management Agreement. On, or prior to the First Closing Date, the Seller Parties shall cause their relevant Subsidiaries to enter into the Management Agreement with an Affiliate of Purchaser which is reasonably acceptable to Parent.

Section 5.16. Escrow Substitution. Following the Second Closing, in the event that (i) the Seller Parties exercise their right to substitute the entire amount of one or more Letters of Credit with cash in accordance with Section 2.4(c) hereof, the Seller Parties will cause the cash to be deposited into the Collateral Amount Escrow Funds and Purchaser will release the relevant Letter(s) of Credit upon receipt of confirmation from the Escrow Agent that such deposit is made; (ii) the Seller Parties exercise their right to substitute cash in the Collateral Amount Escrow with one or more Letters of Credit in accordance with Section 2.4(b) hereof, upon Purchaser’s receipt of such Letter(s) of Credit, Purchaser and Parent will execute and deliver to the Escrow Agent joint instructions to release a corresponding amount of the Collateral Amount Escrow to Seller Parties; and (iii) the Seller Parties exercise their right to substitute a portion of one or more Letters of Credit with cash in accordance with Section 2.4(c) hereof, the Seller Parties will cause the cash to be deposited into the Collateral Amount Escrow and Letter(s) of Credit for the remaining balance of the Substituted Letter(s) of Credit to be delivered to Purchaser, and Purchaser will release the relevant Letter(s) of Credit upon receipt of confirmation from the Escrow Agent that such deposit is made and Purchaser’s receipt of the Letter(s) of Credit for the remaining balance of the Substituted Letter(s) of Credit.

Section 5.17. Restructuring Transactions. At or prior to the First Closing, the Seller Parties shall, and shall cause their respective Affiliates, to consummate the Restructuring and the Remainder Funds Restructuring. At or prior to the Second Closing, the Seller Parties shall, and shall cause their respective Affiliates, to consummate the Second Closing Restructuring.

Section 5.18. Guarantee. Until the third anniversary of the First Closing Date, Guarantor hereby unconditionally and irrevocably guarantees any and all obligations of each of the Seller Parties under, pursuant to or in connection with Section 7.2(g) of this Agreement.

Section 5.19. Special Limited Partner Substitutions.

(a) In the event that, at any time prior to such time that Purchaser shall have directly or indirectly acquired SLP, the general partner of any Project Partnership in which a First Closing Fund or Acquired Remainder Fund holds, directly or indirectly, limited partnership interests breaches the partnership agreement of any such Project Partnership and such breach gives rise to the right of SLP, as special limited partner in such Project Partnership, to elect a substitute general partner of such Project Partnership, the Seller Parties shall, promptly (but not more than two Business Days) after becoming aware of such breach, provide written notice thereof to Purchaser (which notice shall include a certification by the Seller Parties to Purchaser of the occurrence of such a breach and the triggering of such right) and, upon receipt of such notice or otherwise becoming aware of such breach, Purchaser may deliver written instructions to the Seller Parties directing them to, and upon receipt of such instructions from Purchaser the Seller Parties shall, cause (including, without limitation, by granting the Purchase or its designee a proxy over the exercise of such right) SLP, as special limited partner in such Project Partnership, to exercise such right to elect a substitute general partner to such Project Partnership (which substitute general partner shall be identified by Purchaser in such notice to the Seller Parties) as soon as reasonably practicable after receipt by the Seller Parties of such notice from Purchaser.

(b) In the event that Purchaser shall have not directly or indirectly acquired SLP at the First Closing, from and after the First Closing and until such time as Purchaser shall have directly or indirectly acquired SLP, any and all funds received by, or on behalf of, SLP as the special limited partner in a Project Partnership in which a First Closing Fund holds, directly or indirectly, limited partnership interests shall be directed by the Seller Parties to one or more accounts designated by Purchaser in writing from time to time. In the event that Purchaser shall have not directly or indirectly acquired SLP at the Second Closing, from and after the Second Closing and until such time as Purchaser shall have directly or indirectly acquired SLP, any and all funds received by, or on behalf of, SLP as the special limited partner in a Project Partnership in which an Acquired Remainder Fund holds, directly or indirectly, limited partnership interests shall be directed by the Seller Parties to one or more accounts designated by Purchaser in writing from time to time.

(c) In the event that, at any time after such time that Purchaser shall have directly or indirectly acquired SLP, the general partner of any Project Partnership in which a Remainder Fund (other than any Remainder Fund that becomes an Acquired Remainder Fund) holds, directly or indirectly, limited partnership interests breaches the partnership agreement of any such Project Partnership and such breach gives rise to the right of SLP, as special limited partner in such Project Partnership, to elect a substitute general partner of such Project Partnership, the Seller Parties may provide written notice thereof to Purchaser (which notice shall include a certification by the Seller Parties to Purchaser of the occurrence of such a breach and the triggering of such right) instructing Purchaser to cause SLP, and Purchaser shall thereupon use its commercially reasonable efforts to cause (including, without limitation, by granting the Seller Parties or their designee a proxy over the exercise of such right) SLP, as special limited partner in such Project Partnership, to exercise such right to elect a substitute general partner to such Project Partnership (which substitute general partner shall be identified by the Seller Parties in such notice to Purchaser) as soon as reasonably practicable after receipt by Purchaser of such notice from the Seller Parties.

(d) From and after such time that Purchaser shall have directly or indirectly acquired SLP, any and all funds received by, or on behalf of, SLP as the special limited partner in a Project Partnership in which a Remainder Fund that does not become an Acquired Remainder Fund holds, directly or indirectly, limited partnership interests shall be directed by Purchaser to one or more accounts designated by the Seller Parties in writing from time to time.

Section 5.20. Remainder Fund Put Option.

(a) From and after the Second Closing and until December 31, 2009 (the “Remainder Fund Put Option Period”), the Seller Parties (or their Affiliates) shall have the option (the “Remainder Fund Put Option”) to require Purchaser (or its designee) to purchase therefrom each Remainder Fund (a “Put Option Fund”) that shall have not become an Acquired Remainder Fund. The purchase price which Purchaser (or its designee) shall pay for the Fund Interests of each Put Option Fund shall be an amount equal to the Remainder Fund Valuation Amount with respect to such Put Option Fund, which amount shall bear interest for the benefit of the Seller Parties (or their Affiliates) at an annual rate equal to 8%, calculated based on a 365 day year from the First Closing Date until the date of the closing (the “Put Option Closing”) of the purchase and sale of the Fund Interests of such Put Option Fund pursuant to this Section 5.20 (such Remainder Fund Valuation Amount with respect to such Put Option Fund, together with such interest thereon, the “Put Option Purchase Price”).

(b) The Seller Parties (or their Affiliates) shall exercise the Remainder Fund Put Option by delivering written notice thereof to Purchaser (the “Put Option Notice”) at any time and from time to time during the Remainder Fund Put Option Period, which Put Option Notice shall set forth: (i) each Put Option Fund with respect to which such exercise of the Remainder Fund Put Option shall apply; and (ii) the date, which date shall be not less than 30 nor more than 45 days after the date on which Purchaser shall have received such Put Option Notice, on which the Put Option Closing with respect to the Put Option Funds identified in such Put Option Notice shall occur, provided that the Purchaser shall have the right to accelerate the date of such Put Option Closing to any date that is sooner than the date set forth in such Put Option Notice.

(c) The respective obligations of each party to effect any Put Option Closing are subject to the satisfaction or waiver at or prior to such Put Option Closing of the following conditions:

(i) all material consents and approvals of any Governmental Authority, including any consents and approvals of HUD or other applicable state housing agency, required for the consummation of such Put Option Closing as contemplated by this Agreement shall have been obtained; and

(ii) no Law, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits or renders illegal the consummation of such Put Option Closing as contemplated by this Agreement.

(d) The obligations of Purchaser (or its designee) to effect any Put Option Closing and to pay the Put Option Purchase Price are further subject to the satisfaction or waiver at or prior to such Put Option Closing of the following conditions:

(i) any and all third party and Governmental Authority consents and approvals required to directly or indirectly transfer to Purchaser (or its designee) the Fund Interests of the Put Option Funds to be directly or indirectly acquired by Purchaser (or its designee) at such Put Option Closing shall have been obtained and shall be in full force and effect; and

(ii) the Seller Parties shall have delivered or caused to be delivered the following:

(A)	evidence reasonably acceptable to Purchaser of the transfer to Purchaser (or its designee) of good and valid title to the Fund Interests of the Put Option Funds to be directly or indirectly acquired by Purchaser (or its designee) at such Put Option Closing; and

(B)	a certification, dated as of the date of such Put Option Closing, in the form contained in Treasury Regulations Section 1.1445-2(b)(2)(iv) to the effect that no transferor of the Fund Interests of the Put Option Funds to be directly or indirectly acquired by Purchaser (or its designee) at such Put Option Closing is a “foreign person.”

(e) The obligations of the Seller Parties (or their Affiliates) to effect any Put Option Closing are further subject to the satisfaction or waiver at or prior to such Put Option Closing of the following condition:

(i) Purchaser shall have delivered or caused to be delivered to the Seller Parties (or their Affiliates) the Put Option Purchase Price with respect to each Put Option Fund to be directly or indirectly acquired by Purchaser at such Put Option Closing.

(f) From and after each Put Option Closing, each Put Option Fund the Fund Interests of which shall have been directly or indirectly acquired by Purchaser (or its designee) at such Put Option Closing shall be deemed to be an Acquired Remainder Fund, and such Fund Interests shall be deemed to be Second Closing Interests, for all purposes under this Agreement (other than Section 2.2(b)) and the other Transaction Documents.

(g) From and after January 1, 2010, any Remainder Funds which do not become Acquired Remainder Funds will be managed by Purchaser (or its designee) pursuant to the Management Agreement in a manner similar to the Merrill Lynch guaranteed funds described therein with an annual, market-based fee to be determined by good faith negotiation based on the particular funds to be managed.

ARTICLE VI.

CONDITIONS

Section 6.1. Conditions to Each Party’s Obligations to Effect the First Closing. The respective obligations of each party to effect the First Closing are subject to the satisfaction or waiver at or prior to the First Closing of the following conditions:

(a) All material consents and approvals of any Governmental Authority, including any consents and approvals of HUD or other applicable state housing agency, required for the consummation of the First Closing as contemplated by this Agreement shall have been obtained.

(b) The Lease Resolution shall have occurred and shall be in full force and effect.

(c) No Law, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits or renders illegal the consummation of the transactions contemplated by this Agreement.

Section 6.2. Conditions to Purchaser’s Obligations to Effect the First Closing. The obligations of Purchaser to effect the First Closing are further subject to the satisfaction or waiver at or prior to the First Closing of the following conditions:

(a) Each of the representations and warranties made by the Seller Parties in this Agreement disregarding all materiality and Business Material Adverse Effect qualifications, shall be true and correct as of the date of this Agreement and at, and as of, the First Closing Date as if made on the First Closing Date (except that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate have, or reasonably be likely to have, a Business Material Adverse Effect.

(b) The Seller Parties shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Seller Parties at or before the First Closing.

(c) The Seller Parties shall have delivered to Purchaser a certificate, dated the First Closing Date and duly executed by an authorized officer of each Seller Party, in form and substance reasonably satisfactory to Purchaser, in which the Seller Parties shall have jointly and severally certified to Purchaser that the conditions specified in Section 6.2(a), (b), (e), and (f) have been satisfied.

(d) The Sellers shall have provided to Purchaser a certification, dated as of the First Closing Date, in the form contained in Treasury Regulations Section 1.1445-2(b)(2)(iv) to the effect that no Seller is a “foreign person.”

(e) Since the date of this Agreement, no Business Material Adverse Effect shall have occurred.

(f) The Restructuring shall have been consummated and shall be in full force and effect.

(g) The Remainder Funds Restructuring shall have been consummated and shall be in full force and effect.

(h) The Seller Parties shall have delivered or caused to be delivered the documents, agreements, instruments and other items required to be delivered pursuant to Section 2.11 in accordance with the terms thereof.

Section 6.3. Conditions to the Seller Parties’ Obligations to Effect the First Closing. The obligations of the Seller Parties to effect the First Closing are further subject to the satisfaction or waiver at or prior to the First Closing of the following conditions:

(a) Each of the representations and warranties made by Purchaser in this Agreement disregarding materiality and Purchaser Material Adverse Effect qualifications, shall be true and correct as of the date of this Agreement and at, and as of, the First Closing Date as if made on the First Closing Date (except that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate have, or reasonably be likely to have, a Purchaser Material Adverse Effect.

(b) Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the First Closing.

(c) Purchaser shall have delivered to the Seller Parties a certificate, dated the First Closing Date and duly executed by an authorized officer of Purchaser, in form and substance reasonably satisfactory to Parent, in which Purchaser shall have certified to each of the Seller Parties that the conditions specified in Section 6.3(a) and (b) have been satisfied.

(d) Purchaser shall have delivered or caused to be delivered the documents, agreements, instruments and other items required to be delivered pursuant to Section 2.9 in accordance with the terms thereof.

Section 6.4. Conditions to Each Party’s Obligations to Effect the Second Closing. The respective obligations of each party to effect the Second Closing are subject to the satisfaction or waiver at or prior to the Second Closing of the following conditions:

(a) All material consents and approvals of any Governmental Authority, including any consents and approvals of HUD or other applicable state housing agency, required for the consummation of the Second Closing as contemplated by this Agreement shall have been obtained.

(b) No Law, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits or renders illegal the consummation of the transactions contemplated by this Agreement.

Section 6.5. Conditions to Purchaser’s Obligations to Effect the Second Closing. The obligations of Purchaser to effect the Second Closing are further subject to the satisfaction or waiver at or prior to the Second Closing of the following conditions:

(a) The Second Closing Restructuring shall have been consummated and shall be in full force and effect.

(b) The Sellers shall have provided to Purchaser a certification, dated as of the Second Closing Date, in the form contained in Treasury Regulations Section 1.1445-2(b)(2)(iv) to the effect that no Seller is a “foreign person.”

(c) The Seller Parties shall have delivered or caused to be delivered the documents, agreements, instruments and other items required to be delivered pursuant to Section 2.12 in accordance with the terms thereof.

Section 6.6. Conditions to the Seller Parties’ Obligations to Effect the Second Closing. The obligations of the Seller Parties to effect the Second Closing are further subject to the satisfaction or waiver at or prior to the Second Closing of the following condition:

(a) Purchaser shall have delivered or caused to be delivered the documents, agreements, instruments and other items required to be delivered pursuant to Section 2.12 in accordance with the terms thereof.

ARTICLE VII.

SURVIVAL; INDEMNIFICATION

Section 7.1. Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations and warranties of the Sellers and Purchaser contained in this Agreement will survive the First Closing: (i) indefinitely, with respect to the representations and warranties contained in Sections 3.1, 3.2(a), 3.3, 3.4, 4.1 and 4.2(a) (collectively, the “Fundamental Representations”); (ii) until 60 days following the expiration of all applicable statutes of limitation, with respect to the representations and warranties contained in Section 3.7; and (iii) until the 15 month anniversary of the First Closing Date, in the case of all other representations and warranties; provided, however, that any representation or warranty that would otherwise terminate in accordance with clause (ii) or (iii) above will continue to survive if a notice of a claim shall have been given under this Article VII on or prior to such date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII. Except as otherwise expressly provided in this Agreement, each covenant hereunder shall survive until it is fully performed.

(b) For purposes of this Agreement, the Seller Parties’ representations and warranties shall be deemed to include the Seller Disclosure Schedule.

Section 7.2. Indemnification by the Seller Parties. The Seller Parties shall, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates (including, from and after the First Closing, the Subject Entities and their respective Subsidiaries that are directly or indirectly acquired by Purchaser (or its designee) at the First Closing and, from and after the Second Closing, the other Subject Entities and their respective Subsidiaries) and their respective successors and their respective shareholders, officers (or individuals in similar positions), directors (or individuals in similar positions), employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Purchaser Indemnified Party that arise out of or result from or relate to:

(a) any inaccuracy in or any breach of any representation and warranty made by the Seller Parties (or any of them) in this Agreement;

(b) any failure by the Seller Parties (or any of them) to perform or fulfill any of their covenants or agreements under this Agreement;

(c) any failure of the Seller Parties or any of their Affiliates to satisfy or perform their obligations with respect to the Ambac Funds or the Ambac Letter of Credit, including, without limitation, any failure of the Seller Parties or any of their Affiliates to maintain and keep outstanding the Ambac Letter of Credit during any period that any of them is required to do so pursuant to the terms of such obligations of the Seller Parties or any of their Affiliates with respect to the Ambac Funds;

(d) any Excluded Asset or Excluded Liability;

(e) Taxes of any Subject Entity or (to the extent allocable or attributable to any of the Seller Parties’ direct or indirect economic interest therein which is transferred pursuant to this Agreement) any of their respective Subsidiaries, in each case for all Pre-Closing Tax Periods, it being understood for the avoidance of doubt that the sole Losses for which the Seller Parties shall have an indemnification obligation under this Section 7.2(e) shall be the Taxes described in this Section 7.2(e) and any reasonable costs or expenses incurred in connection with an audit or other administrative or judicial proceeding with respect to such Taxes;

(f) Taxes imposed on any Subject Entity or (to the extent allocable or attributable to any of the Seller Parties’ direct or indirect economic interest therein which is transferred pursuant to this Agreement) any of their respective Subsidiaries resulting by reason of the several liability of any Subject Entity or any of their respective Subsidiaries pursuant to Treasury Regulations § 1.1502 6 or any analogous state, local or foreign Law or by reason of any Subject Entity or any of their respective Subsidiaries having been a member of any consolidated, combined or unitary group on or prior to the First Closing Date, it being understood for the avoidance of doubt that the sole Losses for which the Seller Parties shall have an indemnification obligation under this Section 7.2(f) shall be the Taxes described in this Section 7.2(f) and any reasonable costs or expenses incurred in connection with an audit or other administrative or judicial proceeding with respect to such Taxes; or

(g) any liability or obligation on the part of MMA Special Limited Partner, Inc. to indemnify any other Person pursuant to any agreement set forth on Schedule 7.2(g).

Section 7.3. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Seller Parties and their Affiliates and their respective successors and their respective shareholders, officers (or individuals in similar positions), directors (or individuals in similar positions), employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party that arise out of or result from or relating to (a) the inaccuracy of any representation or warranty made by Purchaser in this Agreement, or (b) any failure by Purchaser to perform or fulfill any of its covenants or agreements required to be performed by Purchaser under this Agreement.

Section 7.4. Limitations. No amounts of indemnity shall be payable as a result of any claim arising under Section 7.2(a) (excluding claims thereunder in respect of any inaccuracy or breach of any Fundamental Representation for which no Deductible shall apply), unless and until the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses under Section 7.2(a) in excess of $250,000 in the aggregate (the “Deductible”), in which case the Purchaser Indemnified Parties may bring a claim for all Losses in excess of such Deductible; provided, that the amount of Losses with respect to such claim exceeds $10,000 (any claim involving Losses equal to or less than such amount being referred to as a “De Minimis Claim”) and that no such De Minimis Claims shall be taken in to account in aggregating Losses under this Agreement to satisfy the Deductible. The maximum liability of the Seller Parties under Section 7.2(a) (excluding claims thereunder in respect of any inaccuracy or breach of any Fundamental Representation for which no maximum liability amount shall apply) shall not exceed $2,500,000 in the aggregate (the “Indemnity Amount”). No amounts of indemnity shall be payable as a result of any claim arising under Section 7.3(a) (excluding claims thereunder in respect of any inaccuracy or breach of any Fundamental Representation, for which no Deductible amount shall apply), unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to under Section 7.3(a) in excess of the Deductible in the aggregate (other than De Minimis Claims), in which case the Seller Indemnified Parties may bring a claim for all Losses in excess of such Deductible and the maximum liability of Purchaser under Section 7.3 shall not exceed the Indemnity Amount.

Section 7.5. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article VII, it shall promptly notify the Indemnifying Party in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within ten days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Indemnifying Party); provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at its sole expense. If the Indemnified Party determines in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding the foregoing, (i) the Indemnified Party may take over the control of the defense or settlement of a third party claim at any time if it irrevocably waives its right to indemnity under this Article VII with respect to such claim and (ii) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. The Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.

Section 7.6. Additional Matters Relating to Indemnification.

(a) The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the First Closing Purchase Price and the Second Closing Purchase Price (as applicable).

(b) Any Losses shall be computed net of any insurance, tax or other benefits actually recognized by the Indemnified Party.

(c) In determining whether any Losses have been sustained or incurred, and in calculating the amount of such Losses, due to any inaccuracy or breach of any representation, warranty or covenant of the Seller Parties or Purchaser set forth in this Agreement, the terms “material,” “in all material respects,” “Business Material Adverse Effect”, “Purchaser Material Adverse Effect” and words of similar import are to be disregarded and given no effect.

(d) Each Indemnified Party shall use its commercially reasonable efforts to mitigate its Losses hereunder.

Section 7.7. Exclusive Remedy, etc. This Article VII shall be the exclusive remedy following the First Closing for any matters in connection with this Agreement and the transactions contemplated hereby, other than any remedies for fraud.

ARTICLE VIII.

TERMINATION OF AGREEMENT

Section 8.1. Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the First Closing by:

(a) the mutual written agreement of Parent and Purchaser;

(b) either Parent or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting or rendering illegal all or any material portion of the transactions contemplated by this Agreement and such Law, order, decree or injunction or other action shall have become final and nonappealable;

(c) Purchaser, in the event (i) of a material breach of this Agreement by any Seller Party that is not cured within 30 days following notification thereof by Purchaser to Parent or (ii) the satisfaction of any condition set forth in Section 6.1 or 6.2 becomes incapable, provided, that the failure of such condition to be satisfied is not caused by a breach of this Agreement by Purchaser;

(d) Parent, in the event (i) of a material breach of this Agreement by Purchaser that is not cured within 30 days following notification thereof by Parent to Purchaser or (ii) the satisfaction of any condition set forth in Section 6.1 or 6.3 becomes incapable; provided, that the failure of such condition to be satisfied is not caused by a breach of this Agreement by any Seller Party;

(e) Purchaser, if a Bankruptcy Event shall have occurred;

(f) Parent, if all of the conditions set forth in Section 6.1 and 6.2 shall have been satisfied or waived and Purchaser shall have failed for any reason to consummate the First Closing within three Business Days after the date on which such conditions shall have been so satisfied or waived (provided, that such conditions remain satisfied or waived on such third Business Day);

(g) Parent, if the First Closing shall not have occurred on or before July 17, 2009, unless the failure to consummate the First Closing is due to the failure to act by any of the Seller Parties, provided that, in the event that the conditions set forth in Sections 6.1(a) and 6.1(b) shall have not been satisfied on or before July 17, 2009, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) until after August 14, 2009, unless the failure to consummate the First Closing on or before such date is due to the failure to act by any of the Seller Parties; or

(h) Purchaser, if the First Closing shall not have occurred on or before August 14, 2009, unless the failure to consummate the First Closing is due to the failure to act by Purchaser, provided that, in the event that the conditions set forth in Sections 6.1(a) and 6.1(b) shall have not been satisfied on or before August 14, 2009, Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) until after August 31, 2009, unless the failure to consummate the First Closing on or before such date is due to the failure to act by Purchaser.

Section 8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and have no further force or effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders; provided, that (a) the provisions of this Section 8.2 and Article IX hereof shall survive any such termination and (b) nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement occurring prior to any such termination.

Section 8.3. Termination Option. Without limiting the provisions of Section 8.1 or 8.2, Purchaser shall have the option to terminate this Agreement (the “Termination Option”) at any time from and after the date of this Agreement until the earlier of (i) the day that is ten Business Days after the date on which all of the conditions set forth in Section 6.1 and 6.2 shall have been satisfied or waived (other than such conditions that, by their nature, are to be satisfied at the First Closing); (ii) the day on which any Seller Party receives written notice from Purchaser that a Business Material Adverse Effect has occurred; or (iii) the day Purchaser or any of its Affiliates commences an action or files a claim in any court in relation to any action, suit or proceeding arising out of or in connection with this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby (the “Option Period”). The Termination Option will become null and void, and have no further force or effect, and Purchaser’s right to terminate this Agreement pursuant to the Termination Option will cease, immediately upon the expiration of the Option Period. From and after the expiration of the Option Period, unless prior thereto Purchaser shall have terminated this Agreement in accordance with Section 8.1 or (subject to the payment of the Option Exercise Fee as provided below in this Section 8.3) this Section 8.3, in the event that all of the conditions set forth in Section 6.1 and 6.2 shall have been satisfied or waived and Purchaser shall have failed to effect the First Closing, (a) the sole and exclusive remedy available to the Seller Parties and their Affiliates in respect of such failure to effect the First Closing will be $1,000,000 plus an amount equal to all reasonable and documented legal fees and expenses of the Seller Parties incurred in connection with any action or claim brought by Purchaser in any court in relation to any action, suit or proceeding arising out of or in connection with this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, provided that, for the avoidance of doubt, neither any Seller Party nor of its Affiliates shall seek, or be entitled in any respect to, punitive, exemplary, consequential, incidental or special damages, and (b) Purchaser shall no longer be entitled to seek specific performance of the Seller Parties’ obligations hereunder pursuant to Section 9.10. For the avoidance of doubt, Purchaser’s right to seek specific performance of the Seller Parties’ obligations under Section 9.10 shall remain unaffected and in full force and effect except in the limited circumstances set forth in the immediately preceding sentence of this Section 8.3. Purchaser may exercise the Termination Option at any time during the Option Period by delivering notice in accordance with Section 9.1 to the Seller Parties, and simultaneously paying to the Seller Parties, by wire transfer of immediately available funds to one or more accounts specified by Parent in writing (or, if no such written specification is given by Parent to Purchaser prior to Purchaser’s exercise of the Termination Option, by check payable to Parent), an amount in cash equal to $1,000,000, without deduction or set off (the “Option Exercise Fee”), in which case the payment of the Option Exercise Fee shall be the sole and exclusive remedy available to the Seller Parties and their Affiliates with respect to any termination of this Agreement pursuant to this Section 8.3 or any breach by Purchaser or any of its Affiliates under this Agreement or any of the other Transaction Documents or any failure by Purchaser to effect or consummate any of the transactions contemplated by this Agreement.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to the Seller Parties:

Municipal Mortgage & Equity LLC
Pier IV Building
621 East Pratt Street, 3rd Floor
Baltimore, MD 21202
Attn: General Counsel
Facsimile: (410) 727 5387

MMA Equity Corporation
621 E. Pratt St., Ste 300
Baltimore, MD 21202
Attention: General Counsel
Facsimile: (410) 727 5387

MMA Financial TC Corp.
621 E. Pratt St., Ste 300
Baltimore, MD 21202
Attention: General Counsel
Facsimile: (410) 727 5387

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Brian Hoffmann
Facsimile: (212) 878-8375

If to Purchaser:

JEN I, L.P.
c/o JEN Partners, LLC
551 Madison Avenue
New York, NY 10022
Attention: Reuben S. Leibowitz
Facsimile: (212) 755-3066

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:
Steven A. Seidman
A. Mark Getachew
Facsimile: (212) 728 8111

Section 9.2. Entire Agreement. This Agreement, the Exhibits and Schedules hereto (including the Seller Disclosure Schedule), the other Transaction Documents and the Confidentiality Agreement dated as of July 9, 2008 between JEN Partners, LLC (an Affiliate of Purchaser) and Parent constitute the entire agreement among the parties hereto, and supersede all prior and contemporaneous discussions and agreements, both written and oral, among such parties, with respect to the subject matter hereof.

Section 9.3. Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Sections 5.3(d), 8.2, and 8.3), whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution, delivery, consummation and performance of this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 9.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Parent and Purchaser.

Section 9.6. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

Section 9.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of each other party to this Agreement; provided, however, that Purchaser may, without the consent of any other party hereto, assign (in whole or in part) this Agreement and any and all of its rights and obligations hereunder to one or more of its Affiliates; provided, further, that no such assignment shall relieve Purchaser of its obligations under this Agreement. Any attempted or purported assignment of this Agreement or any rights or obligations hereunder other than in accordance with this Section 9.7 shall be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 9.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 9.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the other Transaction Documents by complying with the provisions of Section 9.1. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 9.9. Waivers.

(a) EXCEPT IN THE CASE OF A WILLFUL BREACH, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10. Specific Performance. The Seller Parties hereby agree that if any of the provisions of this Agreement were not performed by any Seller Party in accordance with their specific terms or were otherwise breached by any Seller Party, Purchaser would suffer irreparable damages, no adequate remedy for such damages at Law would exist and such damages would be difficult to determine, and that Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 9.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future applicable Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 9.14. Disclosure Schedules. The disclosure of any item or matter in the Seller Disclosure Schedule shall not be deemed to constitute an admission by the Seller Parties that such item or matter is material for purposes of this Agreement.

[Signatures begin on the next page]

IN WITNESS WHEREOF, the parties have duly executed this Purchase and Sale Agreement as of the date first above written.

JEN I, L.P.

By: JEN Partners, LLC,

its general partner

By: /s/ Ruben S. Leibowitz
Name: Reuben S. Leibowitz
Title: Managing Member

MUNICIPAL MORTGAGE & EQUITY, LLC

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: President and CEO

MMA EQUITY CORPORATION

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: President and CEO

MMA FINANCIAL TC CORP.

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: President and CEO

MUNIMAE TEI HOLDINGS LLC

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: President and CEO